                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]


     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                     AMERICAN INDUSTRIAL PROPERTIES REIT
                (Name of Registrant as Specified in its Charter)

                                Not Applicable
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------
     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------
     (3) Filing Party:


--------------------------------------------------------------------------------
     (4) Date Filed:


--------------------------------------------------------------------------------

                      AMERICAN INDUSTRIAL PROPERTIES REIT

                                ---------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 15, 1997


                                ---------------

TO THE SHAREHOLDERS OF AMERICAN INDUSTRIAL PROPERTIES REIT:

         You are cordially invited to attend the Annual Meeting of Shareholders of American Industrial Properties REIT to be held at 2200 Ross Avenue, 39th Floor, Dallas, Texas 75201, on October 15, 1997 at 9:00 a.m. (Dallas time), for the following purposes:


         1.       To elect eight Trust Managers.

         2.       To approve a one for five reverse share split.

         3. To approve an amendment of the Employee and Trust Manager Incentive Share Plan to increase the number of Common Shares authorized for issuance under the Plan to an amount equal to 10% of the Trust's outstanding Common Shares on a fully-diluted basis.


         4. To ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1997.

         5. To approve the postponement or adjournment of the Annual Meeting for the solicitation of additional votes, if necessary.

         6. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.


         Only holders of record of Common Shares of the Trust on September 12, 1997 will be entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.


         A copy of the Proxy Statement relating to the Annual Meeting accompanies this Notice of Annual Meeting of Shareholders. Each shareholder is urged to read the Proxy Statement in its entirety.

                             YOUR VOTE IS IMPORTANT

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF COMMON SHARES YOU HOLD. YOU ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON, BUT WHETHER OR NOT YOU PLAN TO ATTEND, YOU MAY ENSURE YOUR REPRESENTATION BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.


                                      By Order of the Trust Managers,




                                           Marc A. Simpson
                                      Secretary and Chief Financial Officer

6210 N. Beltline Road
Suite 170
Irving, Texas 75063
(972) 756-6000
September 12, 1997

                      AMERICAN INDUSTRIAL PROPERTIES REIT
                             6210 N. BELTLINE ROAD
                                   SUITE 170
                              IRVING, TEXAS 75063
                                 (972) 756-6000

                              ------------------

                                PROXY STATEMENT


                              ------------------

                         ANNUAL MEETING OF SHAREHOLDERS


                                OCTOBER 15, 1997


         This Proxy Statement is furnished in connection with the solicitation of Proxies by the Trust Managers of American Industrial Properties REIT, a Texas real estate investment trust (the "Trust"), for use at the Annual Meeting of Shareholders to be held at 2200 Ross Avenue, 39th Floor, Dallas, Texas 75201 at 9:00 a.m. Dallas time on October 15, 1997. Accompanying this Proxy Statement is the Proxy for the Annual Meeting, which you may use to indicate your vote as to each of the proposals described in this Proxy Statement. This Proxy Statement and the accompanying Proxy are first being mailed to shareholders on or about September 15, 1997. The Annual Report outlining the Trust's operations for the fiscal year ended December 31, 1996 (the "1996 Fiscal Year") was mailed to shareholders on or about March 13, 1997 (the "1996 Annual Report").

         The close of business on September 12, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date, the Trust had outstanding 23,289,867 common shares of beneficial interest, $0.10 par value, the only outstanding security of the Trust (the "Common Shares").

         At the Annual Meeting, action will be taken to: (i) elect eight Trust Managers to hold office until their successors, if any, are duly elected and qualified at the next annual meeting of shareholders; (ii) approve a one for five reverse share split (the "Reverse Share Split"); (iii) adopt an amendment to the Employee and Trust Manager Incentive Share Plan (the "Plan") to increase the number of Common Shares authorized for issuance under the Plan to an amount equal to 10% of the Trust's outstanding Common Shares on a fully-diluted basis;
(iv) ratify the selection of Ernst & Young LLP as independent auditors for the Trust for the fiscal year ending December 31, 1997 (the "1997 Fiscal Year");
(v) approve the postponement or adjournment of the Annual Meeting for the solicitation of additional votes, if necessary; and (vi) transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

         Management of the Trust believes the approval of proposal two will enhance the marketability and liquidity of the Common Shares by potentially obtaining a higher price for the Common Shares that is more acceptable to the investment community. If the shareholders authorize the Reverse Share Split, the principal effect will be that the total number of Common Shares held by each shareholder will be automatically converted into that number of whole Common Shares equal to the number of Common Shares owned at the close of business on October 15, 1997, the date of the Annual Meeting, divided by five. Shareholders entitled to receive a fractional share will instead receive a cash payment based upon the closing price of the Common Shares on the New York Stock Exchange (the "NYSE") on the effective date of the Reverse Share Split. As a result of the Reverse Share Split, any shareholder who owns less than five Common Shares at the close of business on October 15, 1997 will cease to be a shareholder of the Trust. There can be no assurance, however, that any of the desired effects of the Reverse Share Split, including an increase in the market price of Common Shares, will occur. The Reverse Share Split should not change any shareholder's proportionate equity interest in the Trust, except for minor differences due to the elimination of fractional shares and the redemption of Common Shares held by shareholders who own less than 50 Common Shares after the Reverse Share Split (as described below). See "Proposal Two -- Approval of Reverse Share Split."

         If the Reverse Share Split is approved by shareholders, the Board of Trust Managers has authorized the redemption of all the Common Shares owned by shareholders who own less than 50 Common Shares after the Reverse Share Split (the "Odd Lot Redemption"). Consequently, shareholders who own less than 250 Common Shares at the close of business on October 15, 1997 will cease to be shareholders of the Trust as of the effective date of the Odd Lot Redemption. HOWEVER, SHAREHOLDERS WHO CURRENTLY OWN LESS THAN 250 COMMON SHARES

MAY PURCHASE ADDITIONAL COMMON SHARES IN THE OPEN MARKET BEFORE THE CLOSE OF BUSINESS ON OCTOBER 15, 1997 TO REACH THE THRESHOLD OF 250 COMMON SHARES AND THEREBY NOT BE SUBJECT TO THE ODD LOT REDEMPTION. The Board of Trust Managers believes that the Odd Lot Redemption will reduce the Trust's administrative expenses and improve the Trust's administrative efficiency. The Odd Lot Redemption will have the effect of increasing the proportionate equity interests of the Trust's shareholders whose Common Shares are not redeemed; however, any such increase in percentage ownership should be minimal. See "Proposal Two -- Approval of Reverse Share Split -- Odd Lot Redemption."

         At the Trust's annual meeting held on June 30, 1997, the shareholders approved the Plan which reserved 800,000 Common Shares for issuance under the Plan. If shareholders approve the Reverse Share Split, the number of Common Shares reserved for issuance under the Plan will be decreased to 160,000, only 21,000 of which will be available for future issuance under the Plan. Management of the Trust believes the approval of proposal three will allow the Trust to be more competitive in offering long-term incentives to key employees, officers and Trust Managers. Increased availability of Common Shares for issuance under the Plan will give the Trust greater flexibility in attracting and retaining high-quality employees, officers and Trust Managers. The Board of Trust Managers voted unanimously to amend the Plan, subject to shareholder approval, to increase the number of Common Shares available for issuance under the Plan to a maximum of 10% of the total number of Common Shares outstanding at any time on a fully-diluted basis. The Board of Trust Managers believes this additional flexibility is necessary in order to retain qualified employees, officers and Trust Managers. See "Proposal Three -- Approval of Amendment to the Employee and Trust Manager Incentive Share Plan."


         A shareholder is entitled to cast one vote for each Common Share held on the record date on all matters to be considered at the Annual Meeting. Cumulative voting for the election of Trust Managers is not authorized by the Trust's Third Amended and Restated Declaration of Trust (the "Declaration of Trust").


         Shareholders are urged to sign the accompanying Proxy, and after reviewing the information contained in this Proxy Statement, to return the Proxy in the envelope enclosed for that purpose. Valid Proxies will be voted at the Annual Meeting and at any postponements or adjournments thereof in the manner specified therein. If no direction is given, but the Proxy is validly executed, such Proxy will be voted FOR proposals one through five. IN THEIR DISCRETION, THE PERSONS AUTHORIZED UNDER THE PROXIES WILL VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.


         A shareholder may revoke his, her or its Proxy at any time before it is voted either by filing with the Secretary of the Trust at its principal executive office a written notice of revocation, by submitting a duly executed Proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote his, her or its Common Shares in person.


         The holders of a majority of the Common Shares issued and outstanding and entitled to vote, present in person or represented by proxy (11,644,934 Common Shares), shall constitute a quorum for the transaction of business at the Annual Meeting. If such quorum should not be present at the Annual Meeting, the Annual Meeting may be adjourned from time to time without notice, other than announcement at the Annual Meeting, until a quorum shall be present.


         If necessary, and if proposal five is approved, the Annual Meeting may be postponed or adjourned for the solicitation of additional votes. Adoption of the proposal to adjourn or postpone the Annual Meeting for the solicitation of additional votes requires approval by the holders of a majority of the Common Shares present in person or represented by proxy, and entitled to vote at the Annual Meeting.

         Abstentions and broker non-votes (where a nominee holding Common Shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise discretionary authority with respect thereto) will be included in the determination of the number of Common Shares present at the Annual Meeting for quorum purposes. Abstentions and broker non-votes will have the same effect as a vote against the proposals. Failure to return the Proxy or failure to vote at the Annual Meeting will have the same effect as a vote against the proposals.

         The Trust's principal executive offices are located at 6210 N. Beltline Road, Suite 170, Irving, Texas 75063.

                                  PROPOSAL ONE
                           ELECTION OF TRUST MANAGERS

         The number of Trust Managers to be elected at the Annual Meeting is eight. The election of Trust Managers requires the affirmative vote of a majority of the outstanding Common Shares represented in person or by proxy at the Annual Meeting. The term of each person elected as a Trust Manager will continue until his successor is duly elected and qualified. Unless such authority is withheld, it is the intention of the persons named in the enclosed Proxy to vote such Proxy FOR the election of such eight nominees. All nominees currently serve as Trust Managers of the Trust. Any current Trust Manager not receiving the affirmative vote of a majority of the outstanding Common Shares shall nevertheless remain a Trust Manager unless another proper nominee receives the requisite vote. The following table sets forth the name, age and year of election or appointment to the Board of Trust Managers of each person who is a nominee for Trust Manager of the Trust.



       Name                         Age             Trust Manager Since
       ----                         ---             -------------------
Theodore R. Bigman                  34              July 1997
William H. Bricker                  65              September 1985
T. Patrick Duncan                   48              December 1996
Robert E. Giles                     49              March 1996
Edward B. Kelley                    56              December 1996
Stanley J. Kraska, Jr.              37              July 1997
Russell C. Platt                    37              July 1997
Charles W. Wolcott                  44              August 1993



         The following information with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to the Trust by each such nominee:

         Theodore R. Bigman has served as a Trust Manager since July 8, 1997, when he was appointed as an independent Trust Manager at the request of Morgan Stanley Asset Management Inc. ("MSAM") pursuant to the terms of the Common Share Purchase Agreement dated as of June 20, 1997 among the Trust, MS Real Estate Special Situations Inc. and MSAM (as agent and attorney-in-fact on behalf of certain clients listed on Exhibit A thereto) (the "MSAM Agreement"). Mr. Bigman is a Principal at MSAM. Having joined the company in 1995, Mr. Bigman is the senior portfolio manager of the U.S. Real Estate Portfolio. Prior to joining MSAM, he was a Director at CS First Boston, where he worked for eight years in the real estate group. He is a member of the National Association of Real Estate Investment Trusts ("NAREIT") and is a Trustee of Grove Property Trust. He graduated from Brandeis University in 1983 and received a Master of Business Administration from Harvard University in 1987.

         William H. Bricker has served as a Trust Manager of the Trust since September 1985. Mr. Bricker has served as President of DS Energy Services Incorporated and has consulted in the energy field and on international trade since 1987. In May 1987, Mr. Bricker retired as the Chairman and Chief Executive Officer of Diamond Shamrock Corporation where he held various management positions from 1969 through May 1987. Mr. Bricker is a director of the LTV Corporation, the Eltech Systems Corporation and the National Paralysis Foundation. He received his Bachelor of Science and Master of Science degrees from Michigan State University.

         T. Patrick Duncan has served as a Trust Manager since December 1996, when he was appointed as an independent Trust Manager at the request of USAA Real Estate Company ("Realco") pursuant to the terms of the Share Purchase Agreement between the Trust and Realco dated as of December 13, 1996 (the "Realco Share Purchase Agreement"). Mr. Duncan joined Realco in November 1986 as Chief Financial Officer. With over 24 years of experience, Mr. Duncan serves as Senior Vice President of Real Estate Operations with responsibilities which include the direction of all acquisitions, sales, management and leasing of real estate for USAA-affiliated companies. Mr. Duncan received degrees from the University of Arizona in Accounting and Finance. He is a Certified Public Accountant, Certified Commercial Investment Manager, and holds a Texas Real Estate Broker's License. Mr. Duncan is also a member of the Board of Directors of Meridian Industrial Trust, and a member of the Board of Directors of the general partner of USAA Real Estate Income Investments I, A California Limited Partnership, USAA Real Estate

Income Investments II Limited Partnership, USAA Income Properties III Limited Partnership and USAA Income Properties IV Limited Partnership (collectively, the "RELPs"), and a member of the Board of Directors of USAA Equity Advisors, Inc.

         Robert E. Giles has served as a Trust Manager since March 1996. Mr. Giles is currently the owner and President of Robert E. Giles Interests, Inc., a real estate consulting and development firm based in Houston, Texas. Mr. Giles also serves as President of Title Network, Ltd., a national title insurance agency. Mr. Giles was a Vice President with the J.E. Roberts Companies, Inc. from 1994 to 1995. From 1990 to 1994, Mr. Giles was President and a Director of National Loan Bank, a publicly-held company created through the merger of Chemical Bank and Texas Commerce Bank. Mr. Giles received his Bachelor of Arts degree from University of Texas - Austin in 1970 and received a Master of Arts degree from University of Texas - Arlington in 1973.

         Edward B. Kelley has served as a Trust Manager since December 1996, when he was appointed as an independent Trust Manager at the request of Realco pursuant to the terms of the Realco Share Purchase Agreement. Mr. Kelley is President of Realco. He joined Realco in April 1989 as Executive Vice President and Chief Operating Officer before assuming his new title in August 1989. Mr. Kelley received his Bachelor of Business Administration degree from St. Mary's University in 1964 and a Masters in Business Administration from Southern Methodist University in 1967, and is a Member of the Appraisal Institute (MAI). Mr. Kelley is Chairman of the Board of Directors of the general partner of each of the RELPs, and a member of the Board of Directors of USAA Equity Advisors, Inc.

         Stanley J. Kraska, Jr. has served as a Trust Manager since July 10, 1997, when he was appointed as an independent Trust Manager at the request of ABKB/LaSalle Securities Limited Partnership ("ABKB") and LaSalle Advisors Limited Partnership ("LaSalle Advisors") pursuant to the terms of the Common Share Purchase Agreements between the Trust and ABKB (as agent for and for the benefit of particular clients) dated as of July 3, 1997 and the Common Share Purchase Agreement between the Trust and LaSalle Advisors (as agent for and for the benefit of a particular client) dated as of July 3, 1997 (collectively, the "ABKB Agreements"). Mr. Kraska has been employed by ABKB or its affiliates since February 1988. He currently serves as Managing Director, with responsibility for private placement investment. Mr. Kraska graduated from Dartmouth College in 1982 with a Bachelor of Arts degree and received a Master of Business Administration degree from Harvard University in 1986.

         Russell C. Platt has served as a Trust Manager since July 8, 1997, when he was appointed as an independent Trust Manager at the request of MSAM pursuant to the terms of the MSAM Agreement. Mr. Platt joined Morgan Stanley in 1982. He is a Managing Director of the Firm and has primary responsibility for managing the real estate securities investment business for MSAM. MSAM manages approximately $1.3 billion in real estate securities worldwide for institutional and individual investors. He also serves as a member of the Investment Committee of The Morgan Stanley Real Estate Fund, a privately held limited partnership engaged in the acquisition of real estate assets, portfolios and real estate operating companies with gross assets of approximately $4 billion. He graduated from Williams College in 1982 with a Bachelor of Arts in Economics and received a Master of Business Administration from Harvard University in 1986. He is a member of the advisory boards of the National Multi-Housing Council, The Wharton Real Estate Center and the MIT Center for Real Estate. He is also a member of The Urban Land Institute, NAREIT and the Pension Real Estate Association.

         Charles W. Wolcott currently serves as Trust Manager, President and Chief Executive Officer. Mr. Wolcott was hired as the President and Chief Executive Officer of the Trust in May 1993 and has served as a Trust Manager since August 1993. Mr. Wolcott was President and Chief Executive Officer for Trammell Crow Asset Services, a real estate asset and portfolio management affiliate of Trammell Crow Company, from 1990 to 1992. He served as Vice President and Chief Financial and Operating Officer of the Trust from 1988 to 1991. From 1988 to 1990, Mr. Wolcott was a partner in Trammell Crow Ventures Operating Partnership. Prior to joining the Trammell Crow Company in 1984, Mr. Wolcott was President of Wolcott Corporation, a firm engaged in the development and management of commercial real estate properties. Mr. Wolcott graduated from the University of Texas at Austin in 1975 with a Bachelor of Science degree and received a Master of Business Administration degree from Harvard University in 1977.

         The Trust Managers have no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a Trust Manager, and if the Trust Managers designate a substitute nominee, the persons named in the accompanying Proxy will vote for the substitute nominee designated by the Trust Managers, unless a contrary instruction is given in the Proxy. The Trust Managers did not appoint a nominating committee to nominate Trust Managers for election.

         No family relationship exists among any of the Trust Managers or executive officers of the Trust. The agreements between the Trust and each of Realco, MSAM, LaSalle Advisors and ABKB are the only arrangements or understandings that exist between any Trust Manager or executive officer or any other person pursuant to which any Trust Manager or executive officer was selected as a Trust Manager or executive officer of the Trust. Pursuant to the terms of the Realco Share Purchase Agreement, Realco retains the right to nominate an additional two Trust Managers to the Board of Trust Managers. See "Management -- Election of Trust Managers and Executive Officers."

         Twelve regularly scheduled or special Trust Manager meetings were held during the 1996 Fiscal Year. Each Trust Manager attended 100% of all 1996 Fiscal Year Trust Manager and Trust Manager committee meetings held during his 1996 term as a Trust Manager.


                                  PROPOSAL TWO
                        APPROVAL OF REVERSE SHARE SPLIT


GENERAL


         The Board of Trust Managers has approved, subject to shareholder approval, the Reverse Share Split of the presently issued and outstanding Common Shares of the Trust. If this proposal is approved, the principal effect of the Reverse Share Split on holders of Common Shares will be that the total number of Common Shares held by each shareholder will be automatically converted into that number of whole Common Shares equal to the number of Common Shares owned immediately prior to the Reverse Share Split divided by five. Shareholders entitled to receive a fractional share will instead receive a cash payment as described below under "-- Exchange of Certificates and Settlement of Fractional Shares." Consequently, as a result of the Reverse Share Split, shareholders who own less than five Common Shares will cease to be shareholders of the Trust. Additionally, as a result of the Reverse Share Split, some shareholders will own less than 50 Common Shares (an "Odd Lot"). The Board of Trust Managers, acting pursuant to the provisions of the Declaration of Trust, has approved the Odd Lot Redemption, pursuant to which the Trust shall redeem all the Common Shares owned by shareholders who own less than 50 Common Shares after the Reverse Share Split ("Odd Lot Holders"). Odd Lot Holders will cease to be shareholders of the Trust as of the effective date of the Odd Lot Redemption. Shareholders who currently own less than 250 Common Shares may purchase additional Common Shares in the open market to avoid being subject to the Odd Lot Redemption. A shareholder who owns at least 250 Common Shares at the close of business on October 15, 1997, the date of the Annual Meeting, will not have his, her or its Common Shares redeemed by the Trust. See "-- Odd Lot Redemption" below.


REASONS FOR REVERSE SHARE SPLIT


         The Common Shares are traded on the NYSE under the symbol "IND." Between January 1, 1996 and September 5, 1997, the high and low sales prices for the Common Shares on the NYSE has ranged from a low of $1 3/8 to a high of $3 3/16 per share. On September 5, 1997, the closing sales price of Common Shares on the NYSE was $3 1/16. The Board of Trust Managers, after considering the effects of the relatively low historical market price of the Common Shares and other factors described below, believes that the Reverse Share Split is advisable and in the best interests of the Trust and its shareholders.

         The Reverse Share Split would decrease the number of Common Shares outstanding and presumably increase the per share market price of the Common Shares after the Reverse Share Split, although there can be no assurance that a corresponding price increase would occur. The Board of Trust Managers believes that the relatively low market price of the Common Shares may impair the marketability of the Common Shares to institutional investors and other members of the investing public. In theory, the number of shares outstanding should not, alone, affect the marketability of the Common Shares, the type of investor who acquires them, or the Trust's reputation in the financial community. In practice this is often not the case, however, because many investors look upon low-priced shares as speculative in nature, and as a matter of policy, avoid investment in such stocks. Additionally, certain institutional investors have internal policies preventing the purchase of stocks that trade below a certain price. These factors may not only affect the liquidity of the Common Shares, but also may impair the Trust's ability to raise additional capital through the sale of equity securities.

         The Board of Trust Managers also recognizes that many leading brokerage firms are reluctant to recommend low-priced securities to their clients or hold them in their own portfolios. Additionally, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Further, certain brokerage houses have adopted time-consuming practices and procedures that act to discourage individual brokers from dealing in low-priced stocks because such practices and procedures make the handling of such stocks economically unattractive. A low stock price also has the effect of increasing the amount and percentage of transaction costs paid by individual investors. Because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, a low stock price can result in individual shareholders paying transaction costs (commissions, markups or markdowns) that are a higher percentage of their total share value than would be the case with stock with a higher per share trading price. Any reduction in brokerage commissions resulting from the Reverse Share Split may be offset, however, by increased brokerage commissions required to be paid by shareholders selling odd lots (blocks of Common Shares not evenly divisible by 100) created by the Reverse Share Split. See "-- Effects of the Reverse Share Split" below. The Board of Trust Managers believes that the expected increase in per share price of the Common Shares resulting from the Reverse Share Split should reduce the effect of these negative attributes traditionally associated with a low per share price, thereby enhancing the marketability of the Common Shares with the financial community and investing public and resulting in a broader market for the Common Shares than currently exists.


         The Board of Trust Managers anticipates that the decrease in the number of outstanding Common Shares resulting from the Reverse Share Split and the anticipated corresponding increased price per share will stimulate greater investor (both individual and institutional) interest in the Common Shares, promote greater liquidity for the Trust's shareholders, and result in a price level for the Common Shares that is more appropriate for a NYSE-listed security. The Board of Trust Managers also anticipates that the Reverse Share Split will result in a price level for the Common Shares that will mitigate the present reluctance, policies and practices of brokerage firms, and diminish the adverse impact of trading commissions, recommendation restrictions and margin requirements on the potential market for the Common Shares. There is no assurance, however, that the Reverse Share Split will achieve the desired results, that any potentially favorable consequences of the Reverse Share Split will occur, that the market price for the Common Shares will increase proportionately, or at all, as a result of the Reverse Share Split, or that any price increase of the Common Shares can be sustained for a prolonged period of time. The Board of Trust Managers cannot predict what effect the Reverse Share Split will have on the market price of the Common Shares. Additionally, it is possible that the liquidity of the Common Shares may be adversely affected by the reduced number of Common Shares outstanding if the Reverse Share Split is effected.

EFFECTS OF THE REVERSE SHARE SPLIT


         HOLDERS OF COMMON SHARES. If the shareholders approve this proposal, the Reverse Share Split will be effective at 5:00 p.m., Dallas time, on October 15, 1997 (the "Effective Date"). On the Effective Date, every five Common Shares then issued and outstanding shall automatically, without any further action on the part of the shareholders of the Trust, become and be converted into one Common Share, subject to adjustment to eliminate fractional shares. No fractional shares will be issued and, in lieu thereof, shareholders owning a number of Common Shares not evenly divisible by five will receive cash in lieu of any fractional share to which they would otherwise be entitled upon surrender of their share certificates. See "-- Exchange of Certificates and Settlement of Fractional Shares" below.


         All shareholders who own less than five Common Shares on the Effective Date only shall be entitled to receive a cash payment in lieu of a fractional share, and their interests as shareholders of the Trust shall immediately be terminated. Each shareholder who owns more than five Common Shares will continue to own Common Shares after the Reverse Share Split, but such interest will be represented by 20% of the number of Common Shares that such shareholder owned before the Reverse Share Split, except that no fractional shares will be issued. All shareholders who own less than 250 Common Shares on the Effective Date will own an Odd Lot after the Reverse Share Split. Pursuant to the Odd Lot Redemption, Odd Lot Holders will have all their Common Shares redeemed by the Trust as soon as practicable after the Effective Date. Shareholders who currently own less than 250 Common Shares may purchase additional Common Shares before the Effective Date so that their Common Shares will not be redeemed by the Trust. Shareholders who own at least 250 Common Shares on the Effective Date will not be subject to the Odd Lot Redemption and will continue to be shareholders of the Trust. See "-- Odd Lot Redemption" below.


         The post-Reverse Share Split Common Shares will be validly issued, fully paid and nonassessable. Except for the elimination of fractional shares, the Reverse Share Split will not affect or alter the voting or other rights and privileges of holders of Common Shares. The Board of Trust Managers does not anticipate that the Reverse Share Split will significantly reduce the number of the Trust's shareholders. Based on the Trust's records as of September 5, 1997, the Board of Trust Managers anticipates, however, that the Odd Lot Redemption will reduce the number of the Trust's shareholders by approximately 40% and the number of outstanding Common Shares by 1.2%. The Reverse Share Split should not change any shareholder's proportionate equity interest in the Trust, except for minor differences due to the elimination of fractional shares and the Odd Lot Redemption. Although the Odd Lot Redemption will have the effect of increasing the proportionate equity interests of the Trust's shareholders whose Common Shares are not redeemed, any such increase in percentage ownership should be minimal.


         The Reverse Share Split will result in some shareholders owning odd lots of Common Shares (blocks of Common Shares not evenly divisible by 100). Brokerage commissions and other costs of transactions in odd lots generally are somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares. Consequently, transaction costs may increase for those shareholders who hold odd lots after the Reverse Share Split.


           Under the Texas Real Estate Investment Trust Act, as amended (the "Texas REIT Act"), shareholders of the Trust do not have dissenters' rights with respect to the Reverse Share Split.

         The Common Shares will continue to be listed and traded on the NYSE after the Effective Date.

         COMMON SHARES. The Declaration of Trust authorizes the Trust to issue 500,000,000 Common Shares. The Reverse Share Split will not change the number of authorized Common Shares or the par value of the Common Shares. The principal effect of the Reverse Share Split will be to reduce the number of Common Shares outstanding from 23,289,867 as of September 12, 1997 to approximately 4,657,973, subject to adjustment for the elimination of fractional shares. Common Shares no longer outstanding as a result of the fractional share settlement procedure will be reflected as authorized, but unissued, Common Shares. The following table summarizes the effects of the Reverse Share Split on the Trust's Common Shares:



                                               September 12, 1997
                                               ------------------
                                                           As Adjusted For
                                           Actual        Reverse Share Split
                                           ------        -------------------
Common Shares:
     Authorized ...................     500,000,000        500,000,000
     Issued and Outstanding .......      23,289,867          4,657,973(1)
     Reserved for Issuance ........       4,520,656(2)         904,130(3)
     Available for Issuance .......     472,189,477        494,437,897(1)
     Par value per Share ..........         $0.10               $0.10




(1) Subject to further adjustments due to settlement of fractional shares, which adjustments are not expected to be material. Does not reflect any adjustments for the Odd Lot Redemption.
(2) Includes (i) 2,724,809 Common Shares issuable upon conversion by Realco of the Modified Notes (as defined below), (ii) 995,847 Common Shares issuable pursuant to the MSAM Agreement, and (iii) 800,000 Common Shares issuable pursuant to the Plan.
(3) Includes (i) 544,961 Common Shares issuable upon conversion of the Modified Notes by Realco, (ii) 199,169 Common Shares issuable pursuant to the MSAM Agreement, and (iii) 160,000 Common Shares issuable pursuant to the Plan.

         PREFERRED SHARES. The Declaration of Trust authorizes the Trust to issue 50,000,000 preferred shares, par value $0.10 per share (the "Preferred Shares"). As of September 12, 1997, there were no Preferred Shares issued or outstanding. The Reverse Share Split will not change the number of authorized Preferred Shares or the par value of the Preferred Shares.


         SHAREHOLDERS' EQUITY. As discussed above, the Reverse Share Split will reduce the number of Common Shares outstanding, but will not change the par value of the Common Shares. Consequently, the stated capital of the Trust will be reduced by approximately 80% on the Effective Date, with the additional paid-in capital account being credited with the amount by which the stated capital of the Trust is reduced. The effects of the Reverse Share Split on the shareholders' equity of the Trust as of June 30, 1997, as adjusted for issuances of Common Shares in July 1997, are summarized as follows:

                                              June 30, 1997 (as adjusted)
                                              ---------------------------
                                                   (in thousands)
                                                            As Adjusted for
                                              Actual      Reverse Share Split
                                              -------      -------------------
Stated Capital ..........................   $   2,329         $     466
Additional paid-in capital ..............     156,985           158,848
Accumulated distributions ...............     (58,456)          (58,456)
Accumulated loss from operations
    and extraordinary gains (losses) ....     (47,495)          (47,495)
Accumulated net realized gain on sales
    of real estate ......................       1,460             1,460
                                            ---------         ---------
Total Shareholders' Equity ..............   $  54,823         $  54,823
                                            =========         =========


         CONVERSION OF MODIFIED NOTES. Pursuant to the Renewal, Extension, Modification and Amendment Agreement dated as of February 26, 1997 between the Trust and Realco, Realco has the right to convert the debt owed by the Trust (the "Modified Notes") into Common Shares for $2.00 per share before December 31, 1997, and $2.25 per share after December 31, 1997 (but before December 31,
2000). The Modified Notes currently have a principal balance of $5,449,618 and mature on December 31, 2000. The Modified Notes are not prepayable. The Modified Notes accrue interest at a non-default rate of 8.8% per annum, with accrued interest payable monthly in arrears. If Realco had converted the Modified Notes into Common Shares on September 12, 1997, without giving effect to the Reverse Share Split, and the aggregate principal balance of the Modified Notes was $5,449,618, it would have received 2,724,809 Common Shares upon conversion.

         If Realco converts the Modified Notes prior to the Effective Date, the Common Shares it receives upon conversion will be subject to the Reverse Share Split as all other Common Shares. If Realco converts the Modified Notes after the Effective Date and before December 31, 1997, it will receive 544,961 whole Common Shares (at an effective conversion price of $10.00 per share) and cash in lieu of any fractional share it would otherwise be entitled to receive. The cash payment for any fractional share will equal the closing price of the Common Shares on the NYSE on the date of conversion multiplied by the fractional share that it would otherwise be entitled to receive.

         MSAM AGREEMENT. Pursuant to the terms of the MSAM Agreement, the Buyers (as defined in the MSAM Agreement) agreed to purchase, and the Trust agreed to sell, 8,163,265 Common Shares. As of September 12, 1997, the Buyers had purchased 7,167,418 of the 8,163,265 Common Shares in two tranches. The remaining 995,847 Common Shares are to be purchased at such time as the Trust issues additional Common Shares. If the remaining 995,847 Common Shares are purchased prior to the Effective Date, such shares will be converted in the Reverse Share Split as all other Common Shares. If the closing of the purchase of the remaining Common Shares occurs after the Effective Date, the Buyers will purchase 199,169 whole Common Shares.

            EMPLOYEE AND TRUST MANAGER INCENTIVE SHARE PLAN. As of September 12, 1997, under the Plan, options to purchase an aggregate of 695,000 Common Shares were outstanding at exercise prices ranging between $2 15/16 to $3 per share. Pursuant to the provisions of the Plan, 800,000 Common Shares may be issued under the Plan. As of September 12, 1997, 105,000 Common Shares remain available for grant pursuant to the Plan. The Plan provides that if the number of outstanding Common Shares is decreased by means of a reverse share split, then, from and after the record date of such reverse share split, the number of Common Shares subject to the Plan and each outstanding option award shall be decreased in proportion to such decrease in outstanding Common Shares and the then-applicable exercise price of each outstanding option award shall be correspondingly increased.

         If this proposal is approved, the total number of Common Shares that may be granted under the Plan, the number of Common Shares issuable upon the exercise of outstanding options and the number of Common Shares available for grant under the Plan will be adjusted to 160,000, 139,000 and 21,000, respectively, and the exercise prices of the outstanding options will be adjusted to prices of $14 11/16 to $15 per share. However, if proposal three amending the Plan is approved, the number of Common Shares authorized for issuance under the Plan will be increased to 10% of the Common Shares issued and outstanding on a fully-diluted basis. After effecting the Reverse Share Split, the number of Common Shares available for issuance, assuming proposal three is approved, would be approximately 540,210. See "Proposal Three -- Approval of Amendment to Employee and Trust Manager Incentive Share Plan."

EXCHANGE OF CERTIFICATES AND SETTLEMENT OF FRACTIONAL SHARES

         EXCHANGE OF CERTIFICATES. If this proposal is approved and the Reverse Share Split is effected, shareholders will be required to exchange their share certificates for new share certificates representing the post-Reverse Share Split Common Shares. The Trust's transfer agent, Boston EquiServe, will act as the Trust's exchange agent (the "Exchange Agent") for holders of Common Shares in the exchange of their share certificates. The Exchange Agent will furnish shareholders of record on the Effective Date the necessary materials and instructions for the surrender and exchange of share certificates. Shareholders will not have to pay a transfer fee or any other fee in connection with the exchange of certificates. All such costs will be paid by the Trust.


         As soon as practicable after the Effective Date, the Exchange Agent will send a letter of transmittal to each shareholder of record on the Effective Date advising such shareholder of the procedure for surrendering share certificates in exchange for new share certificates representing the ownership of the new number of whole Common Shares after the Reverse Share Split. No certificates representing fractional shares shall be issued. Shareholders who surrender certificates, other than Odd Lot Holders, will receive a new share certificate reflecting ownership of the whole number of post-Reverse Share Split Common Shares that he, she or it owns and a cash payment in lieu of any fractional share (as described below). Odd Lot Holders will receive a cash payment for (i) settlement of any fractional share resulting from the Reverse Share Split and (ii) redemption of their Common Shares in connection with the Odd Lot Redemption. See "-- Odd Lot Redemption" below. SHARE CERTIFICATES SHOULD NOT BE SENT TO THE TRUST OR THE EXCHANGE AGENT PRIOR TO RECEIPT OF SUCH LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

         After the Effective Date, each share certificate representing pre-Reverse Share Split Common Shares will be deemed to evidence ownership of the whole number of post-Reverse Share Split Common Shares, and the right to receive the amount of cash for any fractional share, into which the Common Shares evidenced by such certificate have been converted. Holders of any such unexchanged share certificates will not be entitled to receive, however, any dividends or other distributions payable by the Trust to holders of record after the Effective Date until the share certificates representing the pre-Reverse Share Split Common Shares have been surrendered. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the old share certificates, all such unpaid dividends or distributions, as well as cash payment for fractional shares, will be paid without interest.


         SETTLEMENT OF FRACTIONAL SHARES. No certificates or scrip representing fractional shares in the post-Reverse Share Split Common Shares will be issued, and no such fractional share interest will entitle the holder thereof to any rights (including, but not limited to, voting and dividend rights) as a shareholder of the Trust. In lieu of any such fractional share, each shareholder who would otherwise be entitled to receive a fractional share of a post-Reverse Share Split Common Share (because such shareholder owned a number of pre-Reverse Share Split Common Shares not evenly divisible by five) will be paid cash in lieu of such fractional share. The amount of the cash payment shall equal the closing price of the Common Shares as reported on the NYSE on the Effective Date for each such Common Share held prior to the Effective Date. For example, if a shareholder owns 504 Common Shares prior to the Reverse Share Split, he, she or it will own 100 whole Common Shares after the Reverse Share Split. Additionally, the shareholder will be entitled to a cash payment (in lieu of a fractional share) equal to the closing price of the Common Shares on the NYSE on the Effective Date multiplied by four. The Trust will deposit sufficient cash from its cash reserves with the Exchange Agent for settlement of all fractional shares.

         ALL SHAREHOLDERS ARE ENCOURAGED TO SURRENDER THEIR OLD SHARE CERTIFICATES TO THE EXCHANGE AGENT AS PROMPTLY AS POSSIBLE AFTER RECEIPT OF THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

ODD LOT REDEMPTION

         Article Fifteen of the Declaration of Trust provides that upon resolution adopted by the Board of Trust Managers, the Trust shall be entitled to purchase or redeem, directly or indirectly, its own Common Shares, subject to any limitations of the Texas REIT Act. Pursuant to this provision, the Board of Trust Managers has unanimously approved the Odd Lot Redemption pursuant to which the Trust shall redeem the Common Shares owned by all Odd Lot Holders of record as of the Effective Date (after giving effect to the Reverse Share Split). The Board of Trust Managers believes that the Odd Lot Redemption will allow the Trust to reduce its administrative expenses and improve its administrative efficiency. For these reasons, the Board of Trust Managers believes that the Odd Lot Redemption is in the best interests of the Trust and its shareholders.


         Any shareholder who owns less than 250 Common Shares on the Effective Date will be an Odd Lot Holder after the Reverse Share Split and, as a result thereof, will have all his, her or its Common Shares redeemed by the Trust.

All rights of an Odd Lot Holder as a shareholder of the Trust will terminate on the effective date of the Odd Lot Redemption (the "Redemption Date"). The Odd Lot Redemption will occur only if the Reverse Share Split is approved by the shareholders. If this proposal is not approved, the Odd Lot Redemption will not occur.

         SHAREHOLDERS WHO CURRENTLY OWN LESS THAN 250 COMMON SHARES MAY PURCHASE ADDITIONAL COMMON SHARES IN THE OPEN MARKET BEFORE THE CLOSE OF BUSINESS ON OCTOBER 15, 1997. IF A SHAREHOLDER OWNS AT LEAST 250 COMMON SHARES AT THE CLOSE OF BUSINESS ON OCTOBER 15, 1997, HE, SHE OR IT WILL NOT BE SUBJECT TO THE ODD LOT REDEMPTION AND, THEREFORE, WILL CONTINUE TO BE A SHAREHOLDER OF THE TRUST. A SHAREHOLDER WHO CURRENTLY OWNS LESS THAN 250 COMMON SHARES AND WHO DOES NOT BUY SUFFICIENT ADDITIONAL COMMON SHARES TO REACH THE THRESHOLD OF 250 COMMON SHARES BEFORE THE CLOSE OF BUSINESS ON OCTOBER 15, 1997 WILL BE SUBJECT TO THE ODD LOT REDEMPTION. SHAREHOLDERS WHO ARE SUBJECT TO THE ODD LOT REDEMPTION WILL CEASE TO BE SHAREHOLDERS OF THE TRUST AS OF THE REDEMPTION DATE.

         The Trust will effect the Odd Lot Redemption in accordance with the provisions of the Texas REIT Act and the rules and regulations of the NYSE. The Redemption Date will be as soon as practicable after the Effective Date, but in no event will the Redemption Date be less than 20 or more than 60 days after the Effective Date. The redemptive price (the "Redemptive Price") to be paid by the Trust to Odd Lot Holders will equal the closing price of the Common Shares on the NYSE on October 16, 1997 (the day following the Effective Date). Prior to the Redemption Date, each Odd Lot Holder as of the Effective Date will receive written notice from the Trust that the Odd Lot Holder's Common Shares are being redeemed by the Trust, the number of shares to be redeemed, the Redemption Date, the Redemptive Price and other information relating to the process of the Odd Lot Redemption. Odd Lot Holders should submit their share certificates to the Exchange Agent upon receipt of the letter of transmittal from the Exchange Agent. See "-- Exchange of Certificates and Settlement of Fractional Shares." Instead of receiving a new share certificate, however, each Odd Lot Holder shall receive a cash payment for (i) any fractional share he, she or it would otherwise be entitled to receive in connection with the Reverse Share Split and (ii) the Odd Lot of post-Reverse Share Split Common Shares being redeemed by the Trust in connection with the Odd Lot Redemption.

         Based on the Trust's records as of September 5, 1997, the Board of Trust Managers anticipates that the Odd Lot Redemption will reduce the number of shareholders of the Trust by approximately 40% and the number of outstanding Common Shares by 1.2%. Although the Odd Lot Redemption will have the effect of increasing the proportionate equity interests of the Trust's shareholders who are not subject to the Odd Lot Redemption, any such increase in percentage ownership should be minimal.


FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SHARE SPLIT AND THE ODD LOT REDEMPTION

         The Trust has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service (the "IRS") regarding the federal income tax consequences of the Reverse Share Split and the Odd Lot Redemption. The following summary of the federal income tax consequences of the Reverse Share Split and Odd Lot Redemption is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of the statements in this summary. This summary is for general information only, does not purport to address all aspects of the possible federal income tax consequences of the Reverse Share Split and Odd Lot Redemption, and should not be considered as tax or investment advice. This summary does not discuss the federal income tax consequences of the Reverse Share Split and Odd Lot Redemption to certain shareholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, tax-exempt entities and persons who do not hold the Common Shares as a capital asset. Additionally, this summary does not address any consequences of the Reverse Share Split and Odd Lot Redemption under any state, local or foreign tax laws. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE SHARE SPLIT AND THE ODD LOT REDEMPTION, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAX AND OTHER LAWS.

         The Reverse Share Split is intended to qualify as a recapitalization under Section 368(a)(1)(E) of the Code. Consequently, no gain or loss should be recognized by the Trust. No gain or loss should be recognized by a shareholder who receives only Common Shares and who does not receive cash in lieu of a fractional share. A shareholder's aggregate basis in the post-Reverse Share Split Common Shares (including any fractional share deemed received) will be the same as the aggregate basis of the Common Shares before the Reverse Share Split. The holding period of the post-Reverse Share Split Common Shares (including any fractional share deemed received) will include the holding period of the Common Shares surrendered in exchange therefor.


         The receipt by a shareholder of cash in lieu of a fractional share will be a taxable transaction for federal income tax purposes. A shareholder who receives cash in lieu of a fractional share will be treated as if the Trust had issued a fractional share and immediately redeemed such fractional share for cash. This transaction should be treated under Section 302 of the Code as a redemption "not essentially equivalent to a dividend" inasmuch the fractional share redemption is a non-pro rata distribution the purpose of which is the mere mechanical rounding off of fractional interests and which does not represent separately bargained-for consideration. Such shareholder generally should recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the shareholder's basis allocable to the fractional share as if it had actually been issued (as described above). Such gain or loss will be capital gain or loss as long as the shareholder held the Common Shares as a capital asset and will be long-term capital gain or loss if the shareholder's holding period (as described above) exceeds one year. The applicable tax rate on such long-term capital gain will depend upon, among other factors, the shareholder's holding period.


         The Odd Lot Redemption should be a taxable transaction in which an Odd Lot Holder generally will recognize gain or loss. The federal income tax treatment of the Odd Lot Redemption with respect to an Odd Lot Holder will depend upon the particular facts relating to that shareholder at the Redemption Date. Under Section 302 of the Code, the Odd Lot Redemption should be treated as a sale or exchange of Common Shares if the Odd Lot Redemption (i) is a "substantially disproportionate" redemption with respect to the Odd Lot Holder,
(ii) is "not essentially equivalent to a dividend" with respect to the Odd Lot Holder because there is a "meaningful reduction" in the Odd Lot Holder's equity interest in the Trust, or (iii) results in a complete termination of the Odd Lot Holder's equity interest in the Trust. In general, the Odd Lot Redemption will be considered "substantially disproportionate" with respect to an Odd Lot Holder if the percentage of Common Shares owned by the Odd Lot Holder immediately after the Odd Lot Redemption is less than 80% of the percentage of Common Shares owned by such Odd Lot Holder immediately before the Redemption Date. Whether the Odd Lot Redemption will result in a "meaningful reduction" with respect to an Odd Lot Holder depends upon the particular Odd Lot Holder's facts and circumstances. In determining whether an Odd Lot Holder's interest in the Trust has been reduced or terminated, the constructive ownership rules of
Section 318 of the Code shall apply.


         If an Odd Lot Holder satisfies one of the tests under Section 302 of the Code (discussed in the preceding paragraph) and as long as the Odd Lot Holder held the Common Shares as a capital asset, he, she or it should recognize capital gain or loss equal to the difference between the amount realized upon the Odd Lot Redemption and his, her or its tax basis in the Common Shares redeemed. If the Odd Lot Holder's holding period in the redeemed Common Shares exceeds one year, any such capital gain or loss will be long-term capital gain or loss. The applicable tax rate on such long-term capital gain will depend upon, among other factors, the shareholder's holding period of the redeemed Common Shares.

         If the Odd Lot Holder does not satisfy one of the tests under Section 302, the Odd Lot Redemption will be treated as a distribution under Section 301 of the Code. The amount of such distribution will be equal to the amount of cash received in the Odd Lot Redemption. The amount of such distribution will be treated as a dividend for federal income tax purposes to the extent of the Trust's current and accumulated "earnings and profits" (as determined for federal income tax purposes). To the extent the cash received in the Odd Lot Redemption exceeds such earnings and profits, the amount of such excess will be applied against and reduce the Odd Lot Holder's basis in the Common Shares, and to the extent of any excess over the amount of such basis, will be treated as gain from the sale or exchange of the Common Shares.


SHAREHOLDER VOTE


         The affirmative vote of the holders of two-thirds of the outstanding Common Shares (15,526,578 Common Shares) is required to approve the Reverse Share Split. Abstentions and broker non-votes will have the same effect as a vote against the proposal. The Trust Managers have unanimously approved the proposal, subject to shareholder approval. Realco, MSAM, ABKB, LaSalle Advisors and management of the Trust have advised the Trust that they intend to vote their collective 16,589,323 Common Shares (71.2% of the outstanding Common Shares) in favor of proposal two. See "Security Ownership of Certain Beneficial Owners and Management."



RECOMMENDATION OF THE TRUST MANAGERS


         THE TRUST MANAGERS UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS VOTE FOR PROPOSAL TWO.

                                 PROPOSAL THREE
                   APPROVAL OF AMENDMENT TO THE EMPLOYEE AND
                       TRUST MANAGER INCENTIVE SHARE PLAN

         The Trust adopted the Plan on June 30, 1997 to retain and attract Trust Managers, officers and other key employees of the Trust. In connection with the adoption of the Plan, 800,000 Common Shares were reserved for issuance under the Plan pursuant to the exercise of incentive and non-qualified share options (collectively, "Options") and the grant of restricted share awards. Through September 12, 1997, options for a total of 695,000 Common Shares had been awarded under the Plan. Accordingly, there remain only 105,000 Common Shares available for issuance under the Plan. If the Reverse Share Split is approved by the shareholders, the number of Common Shares reserved for issuance under the Plan shall be decreased to 160,000 and the number of Common Shares available for issuance under the Plan shall be decreased to 21,000.

         On July 30, 1997, the Board of Trust Managers unanimously voted to amend the Plan, subject to the approval of shareholders, to increase the maximum number of Common Shares available for issuance under the Plan to 10% of the total number of Common Shares outstanding at any time on a fully-diluted basis. Based upon the number of Common Shares outstanding on a fully-diluted basis on September 12, 1997, the Plan would have a total of 2,701,052 Common Shares authorized for issuance under the Plan, an increase of 1,901,052 Common Shares over the number of Common Shares currently authorized by the Plan. If the Reverse Share Split is approved, and before adjustments for the elimination of fractional shares, 540,210 Common Shares would be authorized for issuance under the Plan (of which 139,000 Common Shares would already be issued or relate to options previously granted).

         The Board of Trust Managers believes that providing an increased availability of Common Shares for issuance under the Plan is important in order for the Trust to provide long-term incentives to retain key employees, officers and Trust Managers.

         ADMINISTRATION AND ELIGIBILITY. The Plan is administered by the Compensation Committee, which is comprised of Trust Managers who are not employees of the Trust ("Non-Employee Trust Managers"). The Compensation Committee has complete authority to interpret all provisions of the Plan, to prescribe the form of agreements, to adopt, amend and rescind rules and regulations pertaining to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Plan may be amended or terminated by the Trust Managers, provided, however, that the Trust Managers may choose to require that the Trust's shareholders approve any amendment to this Plan in order to satisfy the requirements of
Section 422 of the Code or provisions and rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other reason. No amendment to the Plan may, without a participant's consent, adversely affect any rights of such participant under any outstanding award granted under the Plan.

         Under the terms of the Plan, any person who is a full-time employee or a Trust Manager of the Trust or of an Affiliate (as defined in the Plan) of the Trust or a person designated by the Compensation Committee as eligible because such person performs bona fide consulting or advisory services for the Trust or an Affiliate of the Trust (other than services in connection with the offer or sale of securities in a capital-raising transaction) and has a direct and significant effect on the financial development of the Trust or an Affiliate of the Trust, shall be eligible to receive awards under the Plan. As of September 12, 1997, approximately eleven persons (other than Non-Employee Trust Managers) were eligible to receive benefits under the Plan.

         OPTIONS. The exercise price of Common Shares covered by Options granted under the Plan is determined by the Compensation Committee, but Options must have an exercise price equal to not less than 100% of the fair market value of a Common Share on the date of grant. In some instances, the exercise price for Options granted to persons who directly or indirectly own 10% or more of the outstanding shares of the Trust may be required to be 110% of the fair market value of a Common Share on the date of grant. Options are not transferable without the consent of the Compensation Committee or other than by will or the laws of descent and distribution or pursuant to qualified domestic relations orders, and are exercisable only by the optionee, Compensation Committee-approved assignees, or his or her guardian, legal representative or similar party, or executors, administrators or beneficiaries of the optionee.

         The Compensation Committee selects the employees (and any consultants or advisors) to whom Options will be granted, the number of shares subject to each Option and the other terms and conditions of Options, but in all cases consistent with the Plan. Each Option is evidenced by an option agreement. The option agreement specifies whether the Option is intended to be an Incentive Share Option ("ISO") or a Non-Qualified Share Option ("NQO"). The Compensation Committee may provide that Options will be exercisable from time to time, in installments or otherwise, of and for such periods (up to ten years from the date of grant) as the Compensation Committee may determine in its discretion. The exercise price of Options is payable in cash or, if the Compensation Committee permits, by issuance of a full recourse promissory note by the optionee (other than officers and Trust Managers) or the surrender of Common Shares owned by the optionee.

         SHARE APPRECIATION RIGHTS. The Compensation Committee also may grant awards of Share Appreciation Rights ("SARs"). A SAR entitles the holder to receive from the Trust, in cash or (if the Compensation Committee so permits) Common Shares, at the time of exercise, the excess of the fair market value at the date of exercise of a Common Share over a specified price fixed by the Compensation Committee in the award, multiplied by the number of Common Shares as to which the holder of the right is exercising the right.


         RESTRICTED SHARES. The Compensation Committee also may grant awards of Restricted Shares (as defined in the Plan). Each award of Restricted Shares will specify the number of Common Shares to be issued to the recipient, the date of issuance, any consideration for such Common Shares and the restrictions imposed on the Common Shares (including the conditions of release or lapse of such restrictions). Restricted Shares generally may not be sold, assigned, transferred or pledged until the restrictions have lapsed and the rights to the Common Shares have vested.


         AWARDS TO NON-EMPLOYEE TRUST MANAGERS. After the shareholders approved the Plan at the June 30, 1997 meeting, the Trust granted to each Non-Employee Trust Manager an Option to purchase 10,000 Common Shares at the fair market value of the Common Shares on June 30, 1997 ($3 per share). On an annual basis beginning in 1997, each Non-Employee Trust Manager shall receive a NQO to purchase 5,000 Common Shares. Each of these Non-Employee Trust Manager options is fully exercisable upon the date of grant and generally terminates (unless sooner terminated under the terms of the Plan) ten years after the date of grant. If a Non-Employee Trust Manager ceases to be a member of the Board of Trust Managers for any reason other than death or disability, these options will terminate on the first anniversary of the date the Non-Employee Trust Manager ceases to be a member of the Board of Trust Managers. If a Non-Employee Trust Manager dies or becomes disabled while a member of the Board of Trust Managers, these options will terminate on the second anniversary of the date the Non-Employee Trust Manager dies or becomes disabled.

         DIVIDEND EQUIVALENT RIGHTS. The Compensation Committee may grant Dividend Equivalent Rights (as defined) under the Plan. Each right may, but need not, be related to a specific option granted under the Plan and may be granted simultaneously with or subsequent to the grant of the option. A right will entitle the recipient to receive a cash payment from the Trust equal to the dividend declared and paid on a Common Share for a period to be determined by the Compensation Committee at the time of grant. The payment may, if the Compensation Committee so provides, be made in Common Shares in lieu of cash. If the right relates to an option, the payment period shall not extend beyond the date of exercise of the option.


         With respect to Dividend Equivalent Rights which do not relate to a specific option, there are no limits on the number of such rights which may be granted under the Plan or on the total amount of cash payments which may be made with respect to such rights. The cash payment may be made as dividends on Common Shares are paid or delayed until the occurrence of a date or event specified by the Compensation Committee.


         TERMS AND CONDITIONS TO WHICH ALL AWARDS ARE SUBJECT. If there is a share dividend, share split, reverse share split or reclassification of Common Shares or outstanding Common Shares are converted into or exchanged for other securities as a result of a merger, consolidation or sale of substantially all of the Trust's assets, appropriate adjustments will be made in: (i) the number and class of Common Shares subject to the Plan, each outstanding award and the entitlements of Non-Employee Trust Managers; and (ii) the exercise price of each outstanding award. Further, new awards may be substituted for awards previously granted, or the Trust's obligations respecting outstanding awards may be assumed by an employer entity other than the Trust. In connection with any merger, consolidation or sale of substantial assets in which the Trust is involved (other than a merger, consolidation or sale in which the Trust is the continuing entity and which does not result in any reclassification of the Trust's then-outstanding shares), the Compensation Committee may decide to pay cash to plan participants other than Non-Employee Trust Managers and other persons then subject to Section 16(b) of the Exchange Act who hold awards that have not been outstanding for at least six months. Any such cash award shall be in an amount which, in the sole discretion of the Compensation Committee, is an amount by which the fair market value (at the effective time of the transaction) of the consideration the plan participant would have received if the award had been exercised before the effective time of the merger or other transaction exceeds the exercise price of the award. Further, upon the occurrence of such a transaction, the Compensation Committee may provide that the vesting of any award shall be automatically accelerated to a date prior to the consummation of such transaction.


         If a participant's employment with the Trust is terminated, generally the participant will forfeit any award that has not vested on or before the date of termination. The Compensation Committee will establish the effect of employment termination on vested awards when awards are granted.


         FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN. The grant or exercise of an ISO will not be a taxable event for the employee or the Trust. If the employee disposes of the Common Shares acquired upon the exercise of an ISO at least two years after the date the ISO is granted and at least one year after the Common Shares are transferred to him or her, the employee will realize long-term capital gain in an amount equal to the excess, if any, of his or her selling price for the Common Shares over the exercise price. The applicable tax rate on such long-term capital gain will depend upon, among other factors, the shareholder's holding period of the Common Shares. In such a case, the Trust will not be entitled to any tax deduction resulting from the issuance or sale of the Common Shares. If the employee disposes of the Common Shares acquired upon the exercise of an ISO prior to the expiration of two years from the date the ISO is granted, or one year from the date the Common Shares are transferred to him or her, any gain realized by the employee will be taxable at such time as (a) ordinary income to the extent of the difference between the exercise price and the lesser of the fair market value of the Common Shares on the date the ISO was exercised or the gross amount realized from such disposition, and
(b) capital gain to the extent of any excess, which gain shall be treated as short-term or long-term capital gain depending upon the holding period of the Common Shares. In such a case, and if the Trust satisfies the applicable reporting requirements, the Trust may claim an income tax deduction (as compensation) for the amount taxable to the employee as ordinary income.


         For the exercise of an option to qualify for the foregoing tax treatment as an ISO, the employee generally must be an employee of the Trust or a subsidiary of the Trust from the date the option is granted through the date that is three months prior to the date of exercise of the option. In the case of an employee who is disabled, the three-month period for exercise following termination of employment is extended to one year. In the case of an employee who dies, both the time for exercising ISOs after termination of employment and the holding period for Common Shares received pursuant to the exercise of the option is waived.

         Generally, the difference between the fair market value of the Common Shares at the time the ISO is exercised and the exercise price will constitute an item of adjustment for purposes of determining alternative minimum taxable income and, under certain circumstances, may be subject, in the year in which the ISO is exercised, to the alternative minimum tax.


         If an employee uses Common Shares that he or she owns to pay, in whole or in part, the exercise price for Common Shares acquired pursuant to an ISO,
(a) the holding period for the newly issued Common Shares equal in value to the old Common Shares that were surrendered upon exercise shall include the period during which the old Common Shares were held, (b) the individual's basis in such newly issued Common Shares will be the same as his or her basis in the old Common Shares surrendered and (c) no gain or loss will be recognized by the individual on the old Common Shares surrendered. If an employee uses Common Shares previously acquired pursuant to the exercise of an ISO to pay all or part of the exercise price under an ISO, however, such tender will constitute a disposition of such previously acquired Common Shares for purposes of the one-year (or two-year) holding period requirement applicable to such ISO and such tender, by violating the holding period requirements, may be treated as a taxable disqualifying disposition of the exchanged Common Shares.


         An individual will not realize any income at the time a NQO is granted. Generally, an optionee will realize ordinary income at the time the NQO is exercised in a total amount equal to the excess of the then fair market value of the Common Shares acquired over the exercise price. Section 83 of the Code provides, however, that if a Trust Manager, officer or principal shareholder (i.e., an owner of more than 10% of the outstanding Common Shares) receives Common Shares pursuant to the exercise of a NQO, he or she is not required to recognize any income until the date on which such shares can be sold at a profit without liability under Section 16(b) of the Exchange Act. At such time, the Trust Manager, officer or principal shareholder will realize income equal to the amount by which the then fair market value of the Common Shares acquired pursuant to the exercise of such NQO exceeds the price paid for such Common Shares. Alternatively, a Trust Manager, officer or principal shareholder who would not otherwise be taxed at the time the Common Shares are transferred may file a written election, within 30 days of such transfer, with the IRS to be taxed as of the date of transfer, on the difference between the then fair market value of the Common Shares and the price paid for such Common Shares.

         All income realized by an optionee upon the exercise of a NQO will be taxed as ordinary income. If the applicable reporting requirements are satisfied, the Trust should be entitled to a tax deduction (as compensation) for the amount taxable to an individual (including a Trust Manager, officer and principal shareholder) upon the exercise of a NQO, as described above, in the same year as those amounts are taxable to the individual.

         Common Shares issued pursuant to the exercise of a NQO generally will constitute a capital asset in the hands of an individual (including a Trust Manager, officer or principal shareholder) and will be eligible for capital gain or loss treatment upon any subsequent disposition. The holding period will commence upon the date the optionee exercises the NQO. The basis in the Common Shares generally will be equal to the exercise price plus the amount included in income at exercise by the optionee. If an optionee uses Common Shares that he or she owns to pay, in whole or in part, the exercise price for the Common Shares acquired pursuant to the exercise of a NQO, (a) the holding period for the newly issued Common Shares equal in value to the old Common Shares that were surrendered upon exercise shall include the period during which the old Common Shares were held, (b) the individual's basis in such newly issued Common Shares will be the same as his or her basis in the surrendered Common Shares,
(c) no gain or loss will be realized by the individual on the old Common Shares surrendered, (d) the individual will realize ordinary income in an amount equal to the fair market value of the additional number of Common Shares received over and above the number of old Common Shares surrendered, and (e) the individual's basis in the additional Common Shares will be equal to the amount included in the individual's income with respect to those Common Shares and the individual's holding period will begin upon the individual's acquisition of such Common Shares.


         An award of Restricted Shares will create no immediate tax consequences for the employee or the Trust, unless the employee makes an election pursuant to Section 83(b) of the Code to be taxed as of the date of transfer on the difference between the then fair market value of the underlying Common Shares and the price he or she paid for such Common Shares. Alternatively, the employee will realize ordinary income as and when the Restricted Shares become vested and are no longer subject to a substantial risk of forfeiture (which risk of forfeiture includes the restrictions imposed by Section 16(b) of the Exchange Act), in an amount equal to the difference between the fair market value of the underlying Common Shares as of such date and the price paid for such Restricted Shares. Once the employee has realized ordinary income with respect to the Common Shares, any subsequent increase in the value of the Common Shares generally will be taxed when the Common Shares are sold as long-term or short-term capital gain, depending upon how long the Common Shares are held. The individual's holding period with respect to the Common Shares will begin on the date he or she realized ordinary income with respect to the Common Shares and his or her basis in the Common Shares will be equal to their then fair market value. Assuming the Company satisfies the applicable reporting requirements, the Trust will be entitled to a tax deduction when, and to the extent, ordinary income is realized by the employee with respect to such Common Shares. Any dividends or other distributions paid on the Common Shares generally will be taxable when distributed to the individual.


         An individual will be subject to tax, at ordinary income rates, on the amount of cash and the fair market value of any property received upon the exercise of any SARs. The Trust should be entitled to a tax deduction equal to the amount includible in the individual's income.

         The employee will recognize taxable income for the amount of cash received under a Dividend Equivalent Right for the year such amounts are paid. The Trust is permitted a compensation deduction equal to such amount.

         The foregoing provides only a general description of the federal income tax consequences of transactions contemplated by the Plan. Participants should consult a tax advisor as to their individual circumstances.

SHAREHOLDER VOTE


         The affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy, and entitled to vote at the Annual Meeting is required to amend the Plan. The Trust Managers have unanimously approved the proposal, subject to shareholder approval. Realco, MSAM, ABKB, LaSalle Advisors and management of the Trust have advised the Trust that they intend to vote their collective 16,589,323 Common Shares (71.2% of the outstanding Common Shares) in favor of proposal three. See "Security Ownership of Certain Beneficial Owners and Management."



RECOMMENDATION OF THE TRUST MANAGERS


         THE TRUST MANAGERS UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS VOTE FOR PROPOSAL THREE.

                                 PROPOSAL FOUR
                      RATIFICATION OF INDEPENDENT AUDITORS

         The shareholders are asked to ratify the appointment by the Trust Managers of Ernst & Young LLP as the Trust's independent auditors for the 1997 Fiscal Year. The selection was based upon the recommendation of the Audit Committee.

         Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions from shareholders and to make a statement if they desire.

SHAREHOLDER VOTE

         The affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy, and entitled to vote at the Annual Meeting is required to adopt this proposal. The Trust Managers have unanimously approved the proposal, subject to shareholder approval. Realco, MSAM, ABKB, LaSalle Advisors and management of the Trust have advised the Trust that they intend to vote their collective 16,589,323 Common Shares (71.2% of the outstanding Common Shares) in favor of proposal four. See "Security Ownership of Certain Beneficial Owners and Management."

RECOMMENDATION OF THE TRUST MANAGERS

THE TRUST MANAGERS UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS VOTE FOR PROPOSAL FOUR.


                                   MANAGEMENT

EXECUTIVE OFFICERS

         Set forth below is information regarding the names and ages of the executive officers of the Trust, all positions held with the Trust by each individual, and a description of the business experience of each individual for at least the past five years.



         NAME            AGE                        TITLE
         ----            ---                        -----

Charles W. Wolcott       44          Trust Manager, President and Chief
                                             Executive Officer
Marc A. Simpson          43          Vice President and Chief Financial
                                      Officer, Secretary and Treasurer
David B. Warner          38             Vice President - Real Estate
                                                Operations
Lewis D. Friedland       38               Vice President and Chief
                                             Investment Officer



         Information regarding the business experience of Mr. Wolcott is provided under "Proposal One -- Election of Trust Managers."


         Marc A. Simpson currently serves as Vice President and Chief Financial Officer, Secretary and Treasurer. Mr. Simpson was hired as the Vice President and Chief Financial Officer, Secretary and Treasurer of the Trust in March 1994. From November 1989 through March 1994, Mr. Simpson was a Manager in the Financial Advisory Services Group of Coopers & Lybrand L.L.P. Prior to that time, he served as Controller of Pacific Realty Corporation, a real estate development company. Mr. Simpson graduated with a Bachelor of Business Administration from Midwestern State University in 1978, and received a Master of Business Administration from Southern Methodist University in 1990.

         David B. Warner currently serves as Vice President - Real Estate Operations. Mr. Warner was hired as Vice President - Real Estate Operations of the Trust in May 1993. From 1989 through the date he accepted a position with the Trust, Mr. Warner was a Trust Manager of the Equity Investment Group for the Prudential Realty Group. From 1985 to 1989, he served in the Real Estate Banking Group of NCNB Texas National Bank. Mr. Warner graduated from the University of Texas at Austin in 1981 with a degree in finance and received a Master of Business Administration from the same institution in 1984.


         Lewis D. Friedland currently serves as Vice President and Chief Investment Officer. He was hired as the President and Chief Investment Officer of the Trust in 1997. Prior to joining the Trust, Mr. Friedland was a founding partner of Crimson Partners, an investment firm formed in 1992 that engaged in the acquisition and development of real estate assets. Prior to founding this firm, he was a Division Partner and Managing Director of Trammell Crow Company where he was responsible for that firm's development, leasing, and property management activities in Richmond, Virginia. Mr. Friedland graduated from the Wharton School of the University of Pennsylvania in 1981 with a Bachelor of Science Degree in Economics and received a Master of Business Administration degree from Harvard University in 1985.


COMMITTEES OF THE TRUST MANAGERS

         AUDIT COMMITTEE. The Audit Committee of the Trust Managers met once during the 1996 Fiscal Year. The Audit Committee reviews and approves the scope and results of any outside audit of the Trust, and the fees therefor, and makes recommendations to the Trust Managers or management concerning auditing and accounting matters and the efficacy of the Trust's internal control systems. The Audit Committee selects the Trust's independent auditors. During the 1996 Fiscal Year, Messrs. Bricker and Giles served on the Audit Committee. Current members of the Audit Committee are Messrs. Bricker, Kelley and Giles.

         COMPENSATION COMMITTEE. The Compensation Committee met two times during the 1996 Fiscal Year. The Compensation Committee establishes guidelines for compensation and benefits of the executive officers of the Trust based upon achievement of objectives and other factors. The Compensation Committee is also responsible for acting upon all matters concerning, and exercising such authority as is delegated to it under the provisions of, any benefit, retirement or pension plan. During the 1996 Fiscal Year, Messrs. Bricker and Giles served on the Compensation Committee. Current members of the Compensation Committee are Messrs. Bricker, Duncan and Giles.

         INVESTMENT COMMITTEE. The Investment Committee was formed in 1997 and consists of Messrs. Duncan, Giles, Kraska, Platt and Wolcott. The Investment Committee reviews potential real property acquisitions and makes recommendations to the Board of Trust Managers.

ELECTION OF TRUST MANAGERS AND EXECUTIVE OFFICERS


         Trust Managers are elected at each annual meeting of the shareholders of the Trust and remain in office until their successors have been duly elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the Trust Managers.

         Pursuant to the terms of the MSAM Agreement, MSAM has the right to nominate for election two Trust Managers to the Board of Trust Managers until the value of the Common Shares and Common Share equivalents based on ten days' average closing prices on the NYSE (the "Equity Capitalization") equals $150 million, at which time MSAM shall cause one of its designees to not seek re-election at the next annual meeting or, at the Trust's option, to immediately resign. When the Equity Capitalization of the Trust reaches $250 million, MSAM shall cause its remaining designee to not seek re-election at the next annual meeting or, at the Trust's option, to immediately resign. Pursuant to the terms of the ABKB Agreements, ABKB and LaSalle Advisors collectively have the right to nominate for election one Trust Manager to the Board of Trust Managers until the Equity Capitalization of the Trust equals $250 million, at which time ABKB and LaSalle Advisors shall cause their designee to not seek re-election at the next annual meeting or, at the Trust's option, to immediately resign.


EXECUTIVE AND TRUST MANAGER COMPENSATION

         The following table summarizes the compensation paid by the Trust to the executive officers of the Trust for the three years ended December 31, 1996:

                          SUMMARY COMPENSATION TABLE

                                                               ANNUAL COMPENSATION
                                                         ------------------------------
NAME AND                                                                                         ALL OTHER
PRINCIPAL POSITION              FISCAL YEAR               SALARY              BONUS             COMPENSATION
--------------------            -----------              --------          ------------         ------------
Charles W. Wolcott                 1996                  $195,000          $100,000 (1)           $8,039 (4)
    President and CEO              1995                   189,000            72,000 (2)            7,040 (5)
                                   1994                   180,000            62,100 (3)            7,222 (6)
Marc A. Simpson                    1996                   110,000            55,000 (1)            8,039 (4)
    Vice President and             1995                   105,000            40,000 (2)            6,838 (5)
    CFO, Secretary and             1994                    81,859 (7)        34,500 (3)            4,095 (6)
    Treasurer

David B. Warner                    1996                   110,000            55,000 (1)            8,039 (4)
    Vice President -               1995                   100,000            43,000 (2)            6,312 (5)
    Real Estate Operations         1994                    92,000            34,500 (3)            4,429 (6)


(1)      Represents bonus payments for 1996 paid in January 1997.
(2)      Represents bonus payments for 1995 paid in january 1996.
(3)      Represents bonus payments for 1994 paid in february 1995.
(4) Represents the trust's contribution to the retirement and profit sharing plan in January 1997.
(5) Represents the trust's contribution to the retirement and profit sharing plan in January 1996.
(6) Represents the trust's contribution to the retirement and profit sharing plan paid in February 1995.
(7)      Mr. Simpson's annualized salary for 1994 was $100,000.


         In March 1996, the Trust increased the annual fee paid its Non-Employee Trust Managers to $40,000 plus $1,000 for each Trust Manager or committee meeting attended in person. Additionally, the Trust Managers are reimbursed for their expenses incurred in connection with their duties as Trust Managers. In addition to the annual fee, Mr. Bricker received $16,000 and Mr. Giles received $11,000 in 1996 for attendance at Trust Manager and committee meetings. The Trust Managers voted to reduce their compensation effective July 1, 1997 to an annual retainer of $25,000 plus $1,000 for each Trust Manager meeting attended in person, $500 for each Trust Manager meeting attended via teleconference, $500 for each committee meeting attended in person and $250 for each committee meeting attended via teleconference. Each Non-Employee Trust Manager has the right to receive his annual retainer in cash and/or Common Shares. Section 3.8 of the Fourth Amended and Restated Bylaws of the Trust has been amended by the Trust Managers to limit the increase in cash compensation paid to the Trust Managers to 20% over the prior year without the approval of the holders of a majority of the shares cast at the annual meeting of shareholders.


EMPLOYMENT AGREEMENTS


         On March 13, 1996, the Trust entered into Bonus and Severance Agreements with each of Messrs. Wolcott, Simpson and Warner. These agreements are effective through March 13, 1999. Effective as of May 12, 1997, the Trust entered into a Bonus and Severance Agreement with Lewis D. Friedland, which is effective through May 12, 2000. These agreements formalized the Trust's policy of providing an annual incentive bonus to each employee based upon the achievement of certain objectives established by the Compensation Committee. In addition, the agreements generally provide that if the employee is terminated within one year after a Change in Control (as defined), the employee will be entitled to receive an amount equal to one times the employee's annual base salary, continuation of health and welfare benefits for up to one year and the prorated amount of any annual incentive bonus earned through the date of termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On July 7, 1997, the Trust signed definitive merger agreements dated as of June 30, 1997 (the "Merger Agreements") with each of the RELPs, pursuant to which the RELPs will be merged into the Trust (the "Merger"). As a result of the Merger, the Trust will acquire nine real estate properties consisting of three office buildings totaling 550,000 square feet, two industrial properties totaling 320,000 square feet, three office/research and development properties totaling 156,000 square feet, and one retail property totaling 77,000 square feet. Additionally, the Trust will acquire a 55.84% joint venture interest in a 291,000 square foot office property. The agreed value of the interests in these properties, including assumption of $31,704,000 in related debt, is $89,622,000 (based on a price of $2.625 per Common Share).

         Pursuant to the terms of the Merger Agreements, the Trust will issue an aggregate 22,064,147 Common Shares at $2.625 per share (for a total value of $57,918,385) in exchange for the limited partnership interests in the RELPs. The number of Common Shares to be issued to each RELP will be equal to the net asset value for each RELP (as agreed by the Trust and each RELP) divided by $2.625. The number of Common Shares to be received by a limited partner in each RELP will be computed in accordance with such partner's percentage interest in the RELP. The general partner of each RELP (collectively, the "RELP General Partners") has waived any right it may have to receive Common Shares in exchange for its general partnership interest. The Merger, which has been approved by the Trust's Board of Trust Managers and the Board of Directors of each of the RELP General Partners, is subject to due diligence by both parties and certain other conditions, including approval by the shareholders of the Trust and the limited partners of each of the RELPs.

         Messrs. Kelley and Duncan, who currently serve on the Trust's Board of Trust Managers and as executive officers of Realco, also serve as directors and officers of each of the RELP General Partners. Each RELP General Partner is a wholly-owned subsidiary of Realco. Realco is one of the largest shareholders of the Trust. See "Security Ownership of Certain Beneficial Owners and Management." An affiliate of Realco will manage and lease the properties formerly owned by the RELPs on behalf of the Trust after the Merger. Realco appointed Messrs. Kelley and Duncan to the Trust's Board of Trust Managers pursuant to the terms of the Realco Share Purchase Agreement. Additionally, pursuant to the terms of the Realco Share Purchase Agreement, Realco retains the right to nominate an additional two Trust Managers to the Trust's Board of Trust Managers until December 1999.

         As noted above, the RELP General Partners have waived their rights to receive any Common Shares to which they may be entitled in connection with the Merger. Any such Common Shares will instead be distributed to the limited partners of the respective RELP. Neither Messrs. Kelley and Duncan nor Realco shall receive any Common Shares or any other benefit (except as otherwise discussed above) in connection with the Merger.

         On August 20, 1997, a purported class action lawsuit (the "Merger Lawsuit"), filed in the Superior Court of the State of Arizona, was served upon Realco, the RELP General Partners, certain other affiliated entities and the individual members of the Board of Directors of each of the RELP General Partners. The Trust also was named as a defendant. The Merger Lawsuit alleges, among other things, breaches of fiduciary duty in connection with the transactions contemplated by the Merger Agreements. The Merger Lawsuit seeks, among other things, to enjoin the consummation of the Merger and damages, including attorneys' fees and expenses. The Trust believes that the plaintiffs' claims are without merit and intends to defend vigorously against the Merger Lawsuit.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No person who served as a member of the Trust's Compensation Committee during the 1996 Fiscal Year (i) was an officer or employee of the Trust during such year, (ii) was formerly an officer of the Trust, or (iii) was a party to any material transaction set forth under "Certain Relationships and Related Transactions" above.

         No executive officer of the Trust served as a member of the compensation or similar committee or board of directors of any other entity, one of whose executive officers served on the Trust's Compensation Committee or Board of Trust Managers.

NOTICE OF INDEMNIFICATION

         Pursuant to the Texas REIT Act, the Trust hereby reports to its shareholders that the Trust indemnified Messrs. Bricker and Wolcott in connection with the litigation involving the Trust, Pure World, Inc. and Robert Strougo (the "Shareholder Litigation"). The Trust previously acquired director and officer liability insurance for its Trust Managers, which policy reimbursed the Trust for sums in excess of $200,000 paid by the Trust to indemnify Trust Managers for expenses incurred in connection with actions such as the Shareholder Litigation. In connection with the Shareholder Litigation, the Trust paid the $200,000 retention under the director and officer liability insurance policy.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION


         Compensation for the executive officers of the Trust is administered under the direction of the Compensation Committee of the Trust Managers. The following is the Compensation Committee's report, in its role as reviewer of the Trust's pay programs, on 1996 compensation practices for the executive officers of the Trust. The report and the performance graph that appears immediately after such report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act or incorporated by reference in any document so filed.

         BASE SALARY. The Compensation Committee determines base salaries for executive officers by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other real estate investment trusts ("REITs"), to historical levels of salary paid by the Trust, and to recommendations of independent compensation consultants to the Trust. Salary adjustments are based on a periodic evaluation of the performance of the Trust and of each executive officer, and also take into account new responsibilities as well as changes in the competitive marketplace. Mr. Wolcott, who has served as President and Chief Executive Officer of the Trust since the commencement of his employment with the Trust in May of 1993, received a base salary of $195,000 for the 1996 Fiscal Year. Mr. Warner, who has served as the Vice President - Real Estate Operations of the Trust since May 1993, received a base salary of $110,000 for the 1996 Fiscal Year. Mr. Simpson, who has served as Secretary, Treasurer and Chief Financial Officer of the Trust since March 1994, received a base salary of $110,000 for the 1996 Fiscal Year. The Compensation Committee determined that base compensation levels for the Trust for the 1996 Fiscal Year were below the REIT industry as a whole, which was consistent with the Trust's desire to bring its operating performance up to the standards of the REIT industry and to focus on the incentive portion of compensation during a period of repositioning the Trust's operations.

         PERFORMANCE-BASED BONUS PLAN. Each year, in order to encourage the accomplishment of the short-term goals of the Trust, the Compensation Committee reviews and approves a performance-based bonus plan for executive officers based in part on increases in Funds From Operations ("FFO") per share as defined by NAREIT and adjusted by the Compensation Committee as described below. The NAREIT definition of FFO is net income (loss) computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Additionally, extraordinary items or significant nonrecurring items that distort comparability are not considered in determining FFO. The Compensation Committee also believes FFO, when used as a performance measurement, should be adjusted to exclude certain nonrecurring costs such as litigation and contested proxy costs, as well as effects from other transactions which distort comparability between periods such as property sales and acquisitions. The Compensation Committee noted that other REITs do not adjust the NAREIT definition of FFO as adjusted by the Compensation Committee. However, the Compensation Committee believes that in light of the large amount of expenses incurred by the Trust due to litigation and proxy contests, an adjustment to FFO was appropriate when determining bonuses. During 1996, each executive officer was eligible to receive a bonus of 40% of base salary based on realization of the first stage of principal discount provided for under the settlement agreement executed with The Manufacturers Life Insurance Company and The Manufacturers Life Insurance Company (U.S.A.) (collectively, "MLI"). In addition, each executive officer was eligible to receive a bonus of 10% of base salary based on achievement of $0.11 per share in adjusted FFO. With respect to the 1996 Fiscal Year, the Compensation Committee awarded a $100,000 bonus to Mr. Wolcott, a $55,000 bonus to Mr. Warner and a $55,000 bonus to Mr. Simpson.


         OTHER COMPENSATION. Other compensation payable to the executives of the Trust includes contributions to the Employee Retirement and Profit Sharing Plan of the Trust and insurance premiums paid by the Trust under the Trust's medical, dental, life and long-term disability plans.

                                                  1996 Compensation Committee,

                                                            William H. Bricker
                                                               Robert E. Giles

                               PERFORMANCE GRAPH


         The rules and regulations of the Commission require the presentation of a line graph comparing, over a period of five years, the cumulative total shareholder return to a performance indicator of a broad equity market index and either a nationally recognized industry index or a peer group index constructed by the Trust. The chart below compares the performance of the Common Shares with the performance of the Standard & Poors 500 Index and the NAREIT Equity REIT Index. The comparison assumes $100 was invested on December 31, 1991 in the Common Shares and in each of the foregoing indices and assumes reinvestment of dividends.


                              PERFORMANCE GRAPH


                                   DECEMBER
               ---------------------------------------------------
               1991  1992      1993      1994      1995      1996
               ---------------------------------------------------
S & P 500      100  107.67    118.43    119.97    164.88    202.74
EQUITY REIT    100  120.66    143.23    147.54    164.48    229.82
AIP REIT       100  117.66    141.68     86.58    128.31    147.43

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


         The following table sets forth certain information regarding the beneficial ownership of Common Shares by (i) each Trust Manager, (ii) the Trust's Chief Executive Officer and each executive officer of the Trust, (iii) all Trust Managers and executive officers of the Trust as a group, and (iv) to the Trust's knowledge, by any person owning beneficially more than 5% of the outstanding shares of such class, in each case at September 12, 1997. The percentage ownership of each person assumes (i) the conversion of the Modified Notes held by Realco into 2,724,809 Common Shares, (ii) the purchase of an additional 995,847 Common Shares by clients and affiliates of MSAM and (iii) the exercise of vested options to purchase an aggregate 195,000 Common Shares. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all Common Shares shown as beneficially owned by such person.



                                                      AMOUNT AND NATURE             PERCENTAGE
BENEFICIAL OWNER                                     OF BENEFICIAL OWNERSHIP         OF CLASS
----------------                                     -----------------------         --------

Theodore R. Bigman ....................................         10,000(1)                    *

William H. Bricker ....................................         12,000(1)                    *

T. Patrick Duncan .....................................          3,000                       *

Robert E. Giles .......................................         13,750(1)                    *

Edward B. Kelley ......................................          5,000                       *

Russell C. Platt ......................................         10,000(1)                    *

Stanley J. Kraska, Jr .................................         10,000(1)(2)                 *

Charles W. Wolcott ....................................        133,000(3)                    *

Marc A. Simpson .......................................         34,500(4)                    *

David B. Warner .......................................         26,000(4)                    *

Lewis D. Friedland ....................................         35,000(5)                    *

USAA Real Estate Company ..............................      5,927,015(6)                  21.79%
   8000 Robert F. McDermott Freeway
   IH-10 West, Suite 600
   San Antonio, Texas 78230-3884

ABKB/LaSalle Securities Limited Partnership
LaSalle Advisors Limited Partnership
William K. Morrill, Jr
Stanley J. Kraska, Jr
Keith R. Pauley .......................................      6,122,449(7)                  22.50%
   200 East Randolph Drive
   Chicago, Illinois 60603

Morgan Stanley, Dean Witter, Discover & Co.
The Morgan Stanley Real Estate Special
Situations Fund I, L.P.
The Morgan Stanley Real Estate Special
Situations Fund II, L.P.
Morgan Stanley Asset Management Inc. ..................      8,163,265(8)(9)               30.01%
   1221 Avenue of the Americas
   New York, New York 10020


All Trust Managers and executive officers as a
group
   (11 persons) .......................................        292,250                      1.07%

--------------
*        Ownership is less than 1% of outstanding Common Shares.

(1) Includes 10,000 Common Shares that may be purchased upon exercising vested options.
(2)      See footnote (7) below.

(3) Includes 50,000 Common Shares that may be purchased upon exercising vested options.
(4) Includes 20,000 Common Shares that may be purchased upon exercising vested options.
(5) Includes 35,000 Common Shares that may be purchased upon exercising vested options.
(6) Includes (i) 2,724,809 Common Shares into which the Modified Notes held by Realco may be converted (assuming a $2.00 per share conversion price) and (ii) 20,000 Common Shares that may be purchased upon exercising vested options acquired from Messrs. Duncan and Kelley. As Trust Managers of the Trust, Messrs. Duncan and Kelley each received vested options to purchase 10,000 Common Shares, which they then transferred to Realco pursuant to Realco's internal policies.
(7) Based upon the Schedule 13D filed jointly by the listed reporting persons with the Commission on July 21, 1997, (i) ABKB has sole voting and dispositive power over 3,912,245 Common Shares; (ii) LaSalle Advisors has sole voting and dispositive power over 2,210,204 Common Shares; and (iii) each of Messrs. Morrill, Kraska and Pauley, as a managing director of both ABKB and LaSalle Advisors, has sole voting and dispositive power over the 3,912,245 Common Shares controlled by ABKB and the 2,210,204 Common Shares controlled by LaSalle Advisors
         (an aggregate 6,122,449 Common Shares). Messrs. Morrill, Kraska and Pauley disclaim, however, beneficial ownership of the 6,122,449 Common Shares, but state that as a group, the reporting persons have the sole power to vote and dispose of 6,122,449 Common Shares.
(8) Includes 995,847 Common Shares that may be acquired by certain clients and affiliates of MSAM in connection with the MSAM Agreement.

(9) Based upon the Schedule 13D filed jointly by the listed reporting persons with the Commission on July 18, 1997, (i) Morgan Stanley, Dean Witter, Discover & Co. has sole voting and dispositive power over 627,943 Common Shares and shared voting and dispositive power over 6,539,476 Common Shares; (ii) MSAM has shared voting and dispositive power over 6,539,476 Common Shares; (iii) The Morgan Stanley Real Estate Special Situations Fund I, L.P. has shared voting and dispositive power over 1,883,830 Common Shares; and (iv) The Morgan Stanley Real Estate Special Situations Fund II, L.P. has shared voting and dispositive power over 2,326,660 Common Shares. Pursuant to separate investment management agreements between MSAM and certain clients named in Exhibit A to the MSAM Agreement, MSAM has been granted voting and dispositive power with respect to the Common Shares held by each client.


               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT


         Based solely upon a review of Forms 3, 4 and 5 (and any amendments thereto) furnished to the Trust with respect to the 1996 Fiscal Year or written representations from certain reporting persons that no Form 5 was required, no person failed to disclose on a timely basis, as disclosed in such forms, reports required by Section 16(a) of the Exchange Act.


                           PROPOSALS BY SHAREHOLDERS


         A proper proposal submitted by a shareholder for presentation at the Trust's 1997 Annual Meeting and received at the Trust's principal executive office no later than January 12, 1998 will be included in the Proxy Statement and Proxy related to the 1997 Annual Meeting.


                                 OTHER MATTERS

         The Trust Managers are aware of no other matter that will be presented for action at the Annual Meeting. IF SUCH PROPOSALS OR ANY OTHER MATTERS REQUIRING A VOTE OF THE SHAREHOLDERS PROPERLY COMES BEFORE THE ANNUAL MEETING, THE PERSONS AUTHORIZED UNDER THE PROXIES WILL VOTE AND ACT ACCORDING TO THEIR BEST JUDGMENT.

                                    EXPENSES


         The expense of preparing, printing and mailing proxy materials to the Trust's shareholders will be borne by the Trust. The Trust has engaged The Herman Group, Inc. to assist in the mailing of proxies to shareholders. Proxies may be solicited personally or by telephone by officers and employees of the Trust, none of whom will receive additional compensation therefor. In addition to mailing this material to Trust shareholders, the Trust has asked banks and brokers to forward copies to persons for whom they hold shares of the Trust and to request authority for execution of the Proxies. The Trust will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. The expense of preparing, printing and mailing the Proxy Statement and all supplemental materials, as well as the cost of the solicitors and attorneys, are anticipated to be approximately $175,000 and will be borne by the Trust. Of these expenses, the estimated fees for The Herman Group, Inc. are $5,000.
The Herman Group, Inc. also will be reimbursed for reasonable out-of-pocket expenses.


                         ANNUAL REPORT TO SHAREHOLDERS


         The Trust's 1996 Annual Report (which does not form a part of the proxy solicitation material) was mailed on or about March 13, 1997 to all shareholders of record as of March 10, 1997. A COPY OF THE TRUST'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE COMMISSION, WILL BE FURNISHED TO SHAREHOLDERS, WITHOUT EXHIBITS AND WITHOUT CHARGE, UPON WRITTEN REQUEST TO: MARC A. SIMPSON, INVESTOR RELATIONS, AMERICAN INDUSTRIAL PROPERTIES REIT, 6210 N. BELTLINE ROAD, SUITE 170, IRVING, TEXAS 75063.


                            SELECTED FINANCIAL DATA


         The following table sets forth selected financial data for the Trust and its subsidiaries for the six months ended June 30, 1997 and 1996 (unaudited) and for each of the five years in the period ended December 31, 1996 (audited). This information should be read in conjunction with the discussion set forth below under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Trust and accompanying Notes included elsewhere in this Proxy Statement.



                                            SIX MONTHS
                                          ENDED JUNE 30,                     YEAR ENDED DECEMBER 31,
                                          --------------                     -----------------------
                                          1997       1996          1996          1995          1994         1993          1992
                                         -----       ----          ----          ----          ----         ----          ----
                                                     (in thousands except share and per share data)
OPERATING DATA:
   Total revenues .................  $  5,252      $  5,985      $ 11,478      $ 11,779      $ 11,226     $ 10,641     $  15,139

   Loss from operations (a) .......    (2,073)       (2,268)       (4,732)       (4,338)       (4,311)      (5,121)      (18,719)

   Net income (loss) (a) ..........       882          (901)        1,255        (4,584)       (4,655)      (7,867)      (17,593)

   Per share:
     Loss from operations (a) .....  $  (0.20)     $  (0.25)     $  (0.52)     $  (0.48)     $  (0.47)    $  (0.57)    $   (2.06)

       Net income (loss) (a) ......      0.09         (0.10)         0.14         (0.51)        (0.51)       (0.87)        (1.94)

       Distributions paid .........        --          0.04          0.04          0.04            --         0.16          0.20

BALANCE SHEET DATA:

   Total assets ...................  $ 73,285      $ 83,158      $ 78,936      $ 89,382      $ 92,550     $ 88,297     $ 110,446

   Total debt .....................    49,720        65,174        53,216        62,815        65,613       57,078        68,578

   Shareholders' equity ...........    23,565        17,984        22,683        19,248        24,196       28,851        38,171


--------------

(a) Loss from real estate operations and net loss for 1995, 1994 and 1992 include provisions for possible losses on real estate of $600,000, $650,000 and $14,094,000, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for discussion of extraordinary gains and losses of $5,810, ($55), ($344), ($2,530) and $1,910 in 1996, 1995, 1994, 1993 and 1992, respectively, and $2,643 and $1,367 for the six months ended June 30, 1997 and 1996, respectively.



          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the Consolidated Financial Statements of the Trust and accompanying Notes included elsewhere in this Proxy Statement. The statements contained in this Proxy Statement that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, changes in general economic conditions in the markets that could impact demand for the Trust's properties and changes in financial markets and interest rates impacting the Trust's ability to meet its financing needs and obligations.

RESULTS OF OPERATIONS




Comparison of 1996 to 1995

         The sale of two properties in late 1996 and the purchase of a property in August 1995 resulted in a net decrease in 1996 property revenue and net operating income of $67,000 and $51,000, respectively, when compared to 1995. On a same property basis, property revenues decreased from $10,209,000 in 1995 to $10,186,000 in 1996, a decrease of 0.2%, comprised of a 2.9% increase in revenue related to industrial properties and a 6.2% decrease in revenue at the Trust's retail property. The decrease in revenue at the Trust's retail property stemmed principally from lower percentage rents ($115,000) and slower leasing of vacancies and is partially attributable to the opening of a new regional mall in Denver during the third quarter of 1996. Overall leased occupancy of the Trust's portfolio was 94.2% at December 31, 1996 compared to 93.7% at December 31, 1995.

         On a same property basis, net operating income (which is defined as property revenues less property operating expenses and which does not include depreciation and amortization, interest expense, Trust administration and overhead expenses or provision for possible losses on real estate) decreased from $6,704,000 in 1995 to $6,494,000 in 1996, a decrease of 3.1%. This overall decrease is comprised of a 0.5% increase related to industrial properties and a 10.7% decrease related to the Trust's retail property. The decrease in the Trust's retail property is a result of the decrease in revenue explained above. Same property operating expenses increased by 5.3%, reflecting an increase in repairs and maintenance expenses and tenant refit costs of $98,000 in 1996. On the same property basis, loss from operations increased from $4,964,000 in 1995 to $5,351,000 in 1996 (see following explanation).


         Loss from operations increased from $4,338,000 in 1995 to $4,732,000 in 1996 as a result of the decrease in net operating income explained above, a decrease in total interest expense of $584,000 (due to the larger accrual of default rate interest on the Trust's $45.2 million in 8.8% unsecured notes payable (the "MLI Notes") in 1995), the provision of $600,000 for possible losses on real estate in 1995, an increase in litigation, refinancing and proxy costs of $568,000 (due to the Shareholder Litigation in 1996), an increase in Trust administration and overhead expenses of $406,000 (due to the accrual of $240,000 in incentive compensation, higher legal fees and increased Trust Manager compensation in 1996) and a decrease in interest income (due to higher invested balances in 1995 from the nonpayment of interest to the Trust's unsecured lender).


         During 1996, the Trust sold two industrial properties and recognized a gain on sale of $177,000, compared to the sale of one property in 1995 resulting in a loss on sale of $191,000. In 1996, the Trust recognized an extraordinary gain on extinguishment of debt of $5,810,000, or $0.64 per share, pursuant to settlement of litigation with MLI.

Comparison of 1995 to 1994

         Property revenues increased from $11,080,000 in 1994 to $11,410,000 in 1995, resulting from the stabilization in occupancy of the Trust's portfolio and improving rental rates in selected markets. Property operating expenses decreased from $3,952,000 in 1994 to $3,851,000 in 1995, primarily due to the net effect of a sale of a property in February 1995 and the purchase of a property in August 1995. Property net operating income increased from $7,128,000 in 1994 to $7,559,000 in 1995, an increase of 6.0%. On a same property basis, net operating income increased from $6,927,000 in 1994 to $7,474,000 in 1995, an increase of 7.9%. Overall leased occupancy of the portfolio was 93.7% at December 31, 1995 compared to 93.2% at December 31, 1994.

         Loss from operations increased from $4,311,000 in 1994 to $4,338,000 in 1995 as a result of the increase in net operating income and an increase in interest income of $223,000 (due to higher invested balances resulting from the non-payment of interest to the Trust's unsecured lender), a decrease in total administrative expenses of $128,000 (as a result of two proxy contests in 1994 versus one in 1995), a net increase in interest expense of $1,215,000 (due to the November 1994 refinancing transaction and the default rate interest accrued by the Trust in 1995 of $724,000), a decrease in depreciation and amortization of $356,000 (due to the Trust's property transactions in 1995), and a decrease in provision for possible losses on real estate of $50,000 (due to the timing of writedowns related to properties held for sale).

         During 1995, the Trust recognized a loss of $191,000 on the sale of its Quadrant property and an extraordinary loss of $55,000 related to the prepayment of an outstanding mortgage loan. In 1994, the Trust recognized an extraordinary loss of $344,000 on the partial in-substance defeasance of Zero Coupon Notes due 1997.

         During 1995, the Trust incurred approximately $980,000 in expenses related to litigation, a proxy contest in connection with issues before the shareholders at the Trust's annual meeting and attempted recapitalization costs, compared to approximately $1,027,000 in 1994. During 1994, the Trust had no litigation expenses but incurred costs related to two proxy contests.

         The Trust recorded a provision for possible loss on real estate related to its Patapsco property at December 31, 1995 of $600,000. This provision follows a $650,000 provision made at December 31, 1994. The Trust began marketing this property in early 1995.



Comparison of the Three Months Ended June 30, 1997 to the Three Months Ended June 30, 1996

         The overall occupancy of the Trust's portfolio on June 30, 1997 was 93.7%, compared to 93.9% on June 30, 1996 and 91.1% on March 31, 1997. Property revenues decreased from $3,029,000 to $2,584,000 and property operating expenses decreased from $967,000 to $905,000 when comparing the quarter ended June 30, 1996 to the same quarter in 1997, primarily as a result of the sale of two properties during the fourth quarter of 1996 and one property during the first quarter of 1997. When comparing the quarter ended June 30, 1997 to the same period in 1996 on a same property basis, revenue increased 4.7% and net operating income increased 2.7% for the Trust's industrial properties whereas revenue decreased 17.4% and net operating income decreased 28.3% for the Trust's retail property. The decline in the performance of the Trust's retail property was primarily related to collection of approximately $80,000 in lease termination fees during the second quarter of 1996 and to a decline in average occupancy from 85.5% for the quarter ended at June 30, 1996 to 83.8% for the quarter ended June 30, 1997. The Trust is continuing its efforts to increase leasing at this property.

         The Trust had a net loss from operations of $1,054,000 for the quarter ended June 30, 1997 compared to $758,000 for the same quarter in 1996. This increased loss was primarily related to the decrease in property net operating income of $383,000 explained above and an increase in administration and overhead expenses of $62,000 (due primarily to the addition of two Trust Managers in December 1996 and the use of compensation and computer consultants during 1997), offset by a decrease in litigation and proxy costs of $199,000 (due to the settlement of litigation matters during 1996, offset by the costs of the Trust's special shareholder meeting in June 1997).

Comparison of the Six Months Ended June 30, 1997 to the Six Months Ended June 30, 1996

         When comparing the six months ended June 30, 1997 with the same period in 1996, property revenues decreased from $5,846,000 in 1996 to $5,221,000 in 1997 and property operating expenses decreased from $1,907,000 in 1996 to $1,841,000 in 1997, primarily as a result of the sale of two properties during the fourth quarter of 1996 and one property during the first quarter of 1997. When comparing the six months ended June 30, 1997 to the same period in 1996 on a same property basis, revenue increased 6.7% and net operating income increased 5.6% for the Trust's industrial properties whereas revenue decreased 14.3% and net operating income decreased 24.6% for the Trust's retail property. The decline in the performance of the Trust's retail property was primarily related to nonrecurring collections of approximately $80,000 in lease termination fees and $76,000 in percentage rents in 1996, bad debt writeoffs of approximately $20,000 in 1997 and a decline in average occupancy from 86.2% in 1996 to 84.8% in 1997. As noted above, the Trust is continuing its efforts to increase leasing at this property.

         The Trust had a net loss from operations of $2,073,000 for the six months ended June 30, 1997 compared to $2,268,000 for the same period in 1996. This change was primarily related to the decrease in property net operating income of $559,000 explained above, a decrease in interest income of $108,000 (resulting from a decrease in investable funds due to the settlement of litigation in 1996), a decrease in litigation and proxy costs of $451,000 (due to the settlement of litigation matters during 1996, offset by the costs of the Trust's special shareholder meeting in June 1997), a net decrease in interest expense of $314,000 (due to the paydown/forgiveness of debt during 1996 and 1997, offset by the accrual of $647,000 in interest expense relating to the expected future conversion of the Modified Notes held by Realco into Common Shares), and a decrease in administration and overhead expenses of $79,000 (due to $240,000 in incentive compensation expense in January 1996, offset by the addition of two Trust Managers in December 1996 and the use of compensation and computer consultants during 1997).

Analysis of Cash Flows - Year Ended December 31, 1996

         Cash flow used in operating activities in 1996 was $5,658,000. This deficit reflects the results of property operations, interest expense, administrative expenses and an increase in restricted cash of $707,000 as a result of the Trust's property financing in 1996. Interest expense reflects several items of non-recurring nature, including a decrease in accrued interest of $2,986,000 related to the settlement of the MLI litigation in 1996, the accrual of $369,000 of default rate interest which was ultimately forgiven and approximately $535,000 related to principal which was forgiven in November 1996 and February 1997. In addition, administrative expenses includes $1,548,000 of litigation, refinancing and proxy costs which relate to special situations and should not be considered to be recurring expenses. Management believes that, in the future, cash flow provided by operations will increase due to the elimination of the non-recurring items described above and the Trust's plans to attract capital and pursue a growth strategy.


         Cash flow provided by investing activities in 1996 was $5,173,000, representing proceeds from the sale of two properties and amounts expended on capitalized improvements and leasing commissions. The sale of the two properties was necessary to raise capital with which to make payments under the Trust's option to retire certain indebtedness at a discount.


         Cash flow used in financing activities in 1996 was $3,199,000. This amount reflects proceeds from the mortgage financing on nine properties, the payment of amounts on the option to retire certain indebtedness at a discount, the sale of Common Shares to Realco, and the first quarter distribution to shareholders.

Analysis of Cash Flows - Six Months Ended June 30, 1997

         Net cash used in operating activities was $515,000 for the six months ended June 30, 1997. This is primarily the net result of the operational items discussed above, a decrease in accounts payable, other liabilities and tenant security deposits of $623,000 (due principally to the payment of property taxes during the first quarter) and an offsetting increase in accrued interest of $636,000 (due to the accrual of $647,000 in interest related to the conversion of the Modified Notes by Realco). Included in net cash used in operating activities is approximately $437,000 in litigation and proxy costs, which management believes is of a nonrecurring nature. Management believes that, in the future, cash flow provided by operations will increase due to the elimination of such nonrecurring items and the Trust's plans to pursue a growth strategy.

         Net cash provided by investing activities was $1,599,000 for the six months ended June 30, 1997 resulting from the expenditure of $430,000 for capitalized leasing commissions and improvements to real estate properties and $2,029,000 received from the sale of the Trust's Burnsville property in March 1997.

         Net cash used in financing activities was $3,841,000, resulting from the payment of principal on mortgage notes payable. Included in this amount is approximately $1,924,000 related to the payment of the mortgage lien on the Trust's Burnsville property which was sold in March 1997.


Funds from Operations


         In March 1995, NAREIT issued its White Paper on FFO which clarified the treatment of certain items in determining FFO and recommended additional supplemental disclosures. The Trust has adopted the recommendations of NAREIT and restated its FFO calculation for prior years. The changes promulgated by NAREIT eliminate the add back of depreciation and amortization of non-real estate items, including the amortization of deferred financing costs, in determining FFO. The revised definition of FFO is net income (loss) computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In addition, NAREIT recommends that extraordinary items or significant nonrecurring items that distort comparability should not be considered in arriving at FFO. Accordingly, the Trust does not include the interest expense accrued related to the expected future conversion of the Modified Notes held by Realco into Common Shares or the default rate interest accrued on the MLI Notes in the determination of FFO. Funds Available for Distribution ("FAD") is also presented as it more accurately portrays the ability of the Trust to make distributions because it reflects capital expenditures. The Trust believes FFO and FAD are appropriate measures of performance relative to other REITs. FFO provides investors with an understanding of the ability of the Trust to incur and service debt and make capital expenditures. There can be no assurance that FFO and FAD presented by the Trust is comparable to similarly titled measures of other REITs. While other REITs may not always use a similar definition, this information does add comparability to those which have adopted the NAREIT definitions.


         FFO and FAD should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of the Trust's operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

FFO and FAD are calculated as follows:





                                                                         YEAR ENDED DECEMBER 31,
                                                                ------------------------------------------
                                                                1996               1995               1994
                                                                ----               ----               ----
                                                                            (in thousands)
Net income (loss) ..........................................    $ 1,255           $(4,584)          $(4,655)

        Exclude effects of:
        Extraordinary (gain) loss on extinguishment of
        debt ...............................................     (5,810)               55                --

        (Gain) loss on sales of real estate ................       (177)              191                --

        Provision for possible losses on real estate .......         --               600               650

        Real estate depreciation and amortization ..........      2,890             2,771             3,102

        Default rate interest ..............................        369               724                --

        Extraordinary loss on partial in-substance
        defeasance of Zero Coupon Notes ....................         --                --               344
                                                                -------           -------           -------

Funds from Operations ("FFO") ..............................    $(1,473)          $  (243)          $  (559)
                                                                =======           =======           =======

Funds from Operations ("FFO") ..............................    $(1,473)          $  (243)          $  (559)

Capitalized improvements and
    leasing commissions (a) ................................     (1,372)           (1,023)           (1,476)

Non-cash effect of straight-line rents on FFO ..............        193               161               156
                                                                -------           -------           -------
Funds Available for Distribution ("FAD") ...................    $(2,652)          $(1,105)          $(1,879)
                                                                =======           =======           =======


Weighted average Common Shares outstanding .................    9,108.2           9,075.4           9,075.4


--------------------------------

(a) The breakdown of capitalized improvements and leasing commissions is as follows for each of the two years ending December 31, 1996 and 1995:

                                                     FYE 12/31/96                 FYE 12/31/95
                                                 ---------------------        ---------------------
                                             Amount             PSF            Amount         PSF
                                             ------          ---------         ------      --------
     Tenant improvements - new tenants      $   287          $    3.32          $   343    $  2.58
Tenant improvements - renewing tenants          282               1.93              184       1.30
           Leasing costs - new tenants          245               1.71              168       1.16
      Leasing costs - renewing tenants          144               0.58              107       0.55
      Expansions and major renovations          414               0.26              221       0.13
                                            -------                             -------
                                 Total      $ 1,372                             $ 1,023
                                            =======                             =======

                                                                      THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                           JUNE 30,                            JUNE 30,
                                                                      1997            1996                 1997              1996
                                                                   ------------      ----------         ------------      ---------
                                                                                          (in thousands)
Net income (loss) .............................................   $ (1,054)          $   609          $    882           $  (901)
Exclude effects of:
Gain on sales of real estate ..................................         --                --              (312)               --
Extraordinary gain on extinguishment of debt ..................         --            (1,367)           (2,643)           (1,367)
Real estate depreciation and amortization .....................        696               704             1,389             1,404
Additional interest accrual assuming future conversion of
Debt to equity ................................................        375                --               647                --
Default rate interest accrual .................................         --                42                --               369
                                                                                                                         -------
Funds from operation ("FFO") ..................................   $     17           $   (12)         $    (37)          $  (495)
                                                                  ========           =======          ========           =======

Funds from operation ("FFO") ..................................   $     17           $   (12)         $    (37)          $  (495)
Capitalized improvements and
      leasing commissions .....................................       (254)             (424)             (430)             (618)
Gaap straight line rent adjustment ............................          1                71                45               109
                                                                                                                         -------
Funds available for distribution ("FAD") ......................   $   (236)          $  (365)         $   (422)          $(1,004)
                                                                  ========           =======          ========           =======

Weighted average common shares outstanding ...................    10,000.0           9,075.4          10,000.0          9,075.4



         FFO for the Trust improved from $(12,000) to $17,000 when comparing the quarter ended June 30, 1996 to the same quarter in 1997. This improvement primarily results from the increased loss from operations explained above and the offsetting elimination of $375,000 in accrued interest related to the expected future conversion of the Modified Notes held by Realco into Common Shares.

         FFO for the Trust improved from $(495,000) to $(35,000) when comparing the six months ended June 30, 1996 to the same period in 1997. This improvement reflects the loss from operations explained above and adjustments to eliminate $647,000 in accrued interest related to the expected future conversion of the Modified Notes into Common Shares in 1997 and $369,000 in default rate interest on the MLI Notes in 1996.

LIQUIDITY AND CAPITAL RESOURCES

         On July 10, 1997 and July 17, 1997, the Trust sold a total of 7,167,418 Common Shares to clients and affiliates of MSAM. Pursuant to the MSAM Agreement, the Common Shares were issued at $2.45 per share, generating total proceeds of $17,560,176. On July 11, 1997, the Trust sold to certain clients and affiliates of ABKB and LaSalle Advisors a total of 6,122,449 Common Shares at $2.45 per share for total proceeds of $15,000,000. Pursuant to the MSAM Agreement, clients and affiliates of MSAM may purchase an additional 995,847 Common Shares at $2.45 per share.

         The Trust intends to utilize these funds to execute a growth strategy which will emphasize the purchase of light industrial real estate properties. The Trust believes that such properties represent a highly fragmented sector of the industry and offer superior yields because of the general lack of pricing pressure from institutional investors. The Trust also believes that the management intensive nature of these properties offers opportunities for enhancing returns through efficient customer-oriented operating systems. Although the Trust believes that it can make reasonable and prudent purchases of such real estate properties, there is no assurance that such investments will be available to the Trust or that the yield on such investments will result in an adequate return to shareholders. The Trust may make additional private placements of equity or secondary public offerings or may issue additional debt in the form of acquisition lines or mortgage financings in order to raise additional capital to invest in real estate properties.

         The principal sources of funds for the Trust's liquidity requirements are funds generated from operations of the Trust's real estate assets and unrestricted cash reserves. As of June 30, 1997, the Trust had $1,253,000 in unrestricted cash on hand. The Trust presently anticipates that these cash reserves will provide sufficient funds for all currently known liabilities and commitments relating to the Trust's operations during 1997.

         In May 1995, the Trust filed a lawsuit against The Manufacturers Life Insurance Company, holder of the MLI Notes, alleging breach of the Note Purchase Agreement between The Manufacturers Life Insurance Company and the Trust and unlawful attempts to coerce the Trust into relinquishing certain of its rights under that agreement. The Trust settled its MLI litigation in May 1996 and paid $5,200,000 in settlement of all past due interest on the MLI Notes, thereby allowing the Trust to record an extraordinary gain of $1,367,000. The Trust was also granted an option to repay the approximate $45,239,000 in principal amount outstanding on the MLI Notes for $36,800,000 (the "Option Price"). In November 1996, the Trust completed a mortgage financing on nine properties in the amount of $26,453,000. Net proceeds of $24,805,000 were applied to the Option Price. In addition, the Trust sold two properties during the fourth quarter of 1996, generating net proceeds of $6,545,000 which were also applied to the Option Price. In accordance with the MLI settlement agreement, $4,220,000 in debt was forgiven, allowing the Trust to record an extraordinary gain of $4,443,000 (including accrued interest forgiven).

         On February 26, 1997, Realco purchased the MLI Notes. Pursuant to an earlier agreement with the Trust, the MLI Notes were then modified by Realco to, among other things, reduce the principal amount of these notes from $9,419,213 to $7,040,721, resulting in an extraordinary gain on extinguishment of debt (including certain accrued interest) to the Trust of $2,643,000. At the time the MLI Notes were modified, the Trust made a principal payment of $1,591,103, reducing the outstanding principal amount to $5,449,618. According to the modification terms, interest continues to accrue at 8.8%, payable monthly, and the maturity of the Modified Notes is extended from March 31, 1997 to December 31, 2000. Pursuant to shareholder approval on June 30, 1997, Realco has the option to convert the principal amount of the Modified Notes into Common Shares of the Trust at the conversion rate of $2.00 per share (if converted prior to December 31, 1997) or $2.25 per share (if converted between December 31, 1997 and December 31, 2000). The Trust currently expects Realco to elect this conversion in the fourth quarter of 1997. If conversion of this debt were to occur in 1997, Realco would own approximately 21.87% of the outstanding Common Shares (assuming the issuance of 995,847 Common Shares to certain clients and affiliates of MSAM).

         The Trust declared a distribution of $0.04 per Common Share in February 1996. The MLI settlement agreement related to the MLI litigation, signed in May 1996, prohibited the payment of distributions while the agreement is in effect. The Modified Notes owned by Realco provide that the Trust may not pay distributions until the debt is paid in full; however, this restriction terminated when the shareholders approved Realco's conversion right and approved an increase in the authorized Common Shares of the Trust at the June 30, 1997 shareholder meeting. The Trust intends to evaluate future distributions on a quarterly basis.

         The Trust has not paid distributions on a regular basis since 1993. The Trust intends to evaluate its distribution policy on a quarterly basis. Future distributions to shareholders will be evaluated by the Trust Managers based on the liquidity of the Trust, performance of the Trust's portfolio, cash flow of the Trust and other circumstances existing at such time.


         The nature of the Trust's operating properties, which generally provide for leases with a term of between three and five years, results in an approximate turnover rate of 20% to 25% of the Trust's tenants and related revenue annually. Such turnover requires capital outlays related to tenant improvements and leasing commissions in order to maintain or improve the Trust's occupancy levels. These costs amounted to $1,372,000 in the year ended December 31, 1996 and $1,023,000 in the year ended December 31, 1995. These costs have historically been funded out of the Trust's operating cash flow and cash reserves. The Trust has made no commitments for additional capital expenditures beyond those related to normal leasing and releasing activity and related escrows. No capital improvements or renovations of significance are anticipated in the near future for any of the Trust's properties, with the possible exception of a large retail lease at the Trust's retail property. Such a lease, if agreed to, could result in expenditures for tenant improvements in excess of $500,000.


         On July 7, 1997, the Trust signed the Merger Agreements with each of the RELPs pursuant to which the RELPs will be merged into the Trust. If the Merger is accomplished, the Trust will acquire nine real estate properties consisting of three office buildings totaling 550,000 square feet, two industrial properties totaling 320,000 square feet, three office/research and development properties totaling 156,000 square feet, and one retail property totaling 77,000 square feet. In addition, the Trust will acquire a 55.84% joint venture interest in a 291,000 square foot office property. The agreed value of the interests in these properties, including assumption of $31,704,000 in related debt, is $89,622,000. Pursuant to the terms of the Merger Agreements, the Trust will issue an aggregate of 22,064,147 Common Shares at

$2.625 per share (for a total value of $57,918,385) to the limited partners in the RELPs in exchange for their limited partnership interests in the RELPs. The Merger, which has been approved by the Trust's Board of Trust Managers and the Board of Directors of each of the RELP General Partners, is subject to due diligence by both parties and certain other conditions, including approval by the shareholders of the Trust and the limited partners of each of the RELPs.

         At June 30, 1997, the Trust had $41,547,000 in mortgage debt outstanding, all of which is comprised of fixed rate debt with a weighted average interest rate of 8.61%. This debt represents a debt to total market capitalization ratio of approximately 58%. The Trust intends to lower this ratio in the future through additional equity placements and future purchases of real estate properties with less leverage.


TRANSACTIONS WITH REALCO


         During 1996 and 1997, there were a series of transactions involving Realco. On November 25, 1996, Realco entered into independently negotiated agreements to purchase an aggregate of 2,257,606 Common Shares from certain shareholders for $2.75 per share, pending approval of the settlement of the Shareholder Litigation, which the Trust had initiated, alleging that certain significant shareholders of the Trust had made material misrepresentations in their filings with the Commission. The $2.75 price per share was negotiated between the selling shareholders and Realco without any involvement by the Trust. The majority of these Common Shares were purchased from two shareholders, one of which was involved in the Shareholder Litigation. The other selling shareholder was unwilling to wait for the settlement of the Shareholder Litigation and Realco did not want to purchase Common Shares until the settlement of the litigation. In order to facilitate the settlement of the litigation, Realco advanced approximately $2,770,000 to the Trust on November 25, 1996. The proceeds of this loan, which bore interest at 9%, were used by a subsidiary of the Trust to acquire 998,100 Common Shares from the selling shareholder not involved in the Shareholder Litigation. On December 19, 1996, the Trust sold 924,600 Common Shares, representing the remainder of its authorized Common Shares, to Realco for $2.75 per share, the same price at which Realco had independently agreed to purchase the Common Shares from the other shareholders. On December 20, 1996, after approval of the settlement of the shareholder litigation, Realco closed the purchase of the 2,257,606 Common Shares, including the acquisition of 998,100 Common Shares held by a subsidiary of the Trust in return for cancellation of the related loan discussed above, resulting in Realco's current ownership of 3,182,206 Common Shares.

         On December 18, 1996, the Trust entered into an agreement granting Realco the right to commence negotiations to purchase the MLI Notes and, if Realco was successful in acquiring these notes, setting forth the terms of the modifications to the MLI Notes, including the right to convert the principal amount of these notes into Common Shares of the Trust at $2.00 per share during 1997 and $2.25 per share thereafter. On February 26, 1997, Realco acquired the MLI Notes for $5,481,152. The MLI Notes were then modified to reduce the outstanding principal balance from $9,419,213 to $7,040,721, to release all security for the notes, to provide for monthly payments of interest at 8.8% and to extend the maturity date from March 31, 1997 to December 31, 2000. In addition, Realco has the option to convert the principal amount of the notes into Common Shares of the Trust at the conversion rate of $2.00 per share (if converted prior to December 31, 1997) or $2.25 per share (if converted between December 31, 1997 and December 31, 2000). Subsequent to the modification, the Trust made a principal payment of $1,591,103, resulting in a current principal balance of $5,449,618. The modification of this debt resulted in a reduction of approximately $1,591,000 of the potential $3,969,000 discount remaining under the Option Agreement on this debt. The Trust Managers viewed this as a reasonable cost of this transaction as it (i) removed the risk of losing the entire potential discount if payment was not made by March 31, 1997, (ii) removed the necessity to liquidate certain properties, (iii) allowed for release of all collateral securing this obligation, (iv) allowed the Trust to recognize an extraordinary gain of approximately $2,643,000 or $0.26 per share in the first quarter of 1997, and (v) allowed for the possibility of conversion of this obligation into Common Shares, thereby improving the Trust's financial position.

         The shareholders of the Trust approved the conversion feature of the Modified Notes and an increase in the authorized Common Shares of the Trust on June 30, 1997. The Trust anticipates that Realco will convert the principal amount of the Modified Notes into Common Shares in the fourth quarter of 1997. The Trust currently anticipates it will reflect approximately $1,022,000, representing the difference between the market trading price of $2.38 per share on February 26, 1997 and the $2.00 conversion price, as interest expense between February 26, 1997 and September 30, 1997. The date of February 26, 1997 is used to measure market value as this is deemed to be the date of issuance of the Modified Notes, which contain the convertibility option. This has, or will, result in additional interest expense of approximately $272,000 in the first quarter of 1997, approximately $375,000 in the second quarter of 1997, and approximately $375,000 in the third quarter of 1997.

         The closing sale price of the Trust's Common Shares on the NYSE on the above dates was as follows: $2.13 per share on November 25, 1996, $2.00 per share on December 18 and December 19, 1996, $1.88 per share on December 20, 1996, $2.38 per share on February 26, 1997, and $3.00 per share on June 30, 1997.

                     AMERICAN INDUSTRIAL PROPERTIES REIT

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
                         FINANCIAL STATEMENT SCHEDULE






                                                                                                    PAGE
Report of Independent Auditors....................................................................  F-2
Consolidated Financial Statements (audited):
    Consolidated Statements of Operations for the years ended
        December 31, 1996, 1995 and 1994..........................................................  F-3
    Consolidated Balance Sheets as of December 31, 1996 and 1995..................................  F-4
    Consolidated Statements of Changes in Shareholders' Equity
        for the years ended December 31, 1996, 1995 and 1994......................................  F-5
        Consolidated Statements of Cash Flows for the years ended
        December 31, 1996, 1995 and 1994..........................................................  F-6
    Notes to Consolidated Financial Statements (audited)..........................................  F-7
Financial Statement Schedule:
    Schedule III - Consolidated Real Estate and Accumulated Depreciation..........................  F-14
     Notes to Schedule III........................................................................  F-15
Consolidated Financial Statements for the quarter ended June 30, 1997
    (unaudited):
        Consolidated Statements of Operations for the three months and six months ended
             June 30, 1997 and 1996 (unaudited)...................................................  F-16
        Consolidated Balance Sheets as of June 30, 1997 (unaudited) and
              December 31, 1996...................................................................  F-17
        Consolidated Statements of Cash Flows for the six months ended
             June 30, 1997 and 1996 (unaudited)...................................................  F-18
    Notes to Consolidated Financial Statements (unaudited)........................................  F-19




         All other financial statements and schedules not listed have been omitted because the required information is either included in the Financial Statements and the Notes thereto as included herein or is not applicable or required.

                        REPORT OF INDEPENDENT AUDITORS


Trust Managers and Shareholders
American Industrial Properties REIT:

We have audited the accompanying consolidated balance sheets of American Industrial Properties REIT (the "Trust") as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the consolidated financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Trust as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.





/s/ Ernst & Young LLP
Dallas, Texas
February 13, 1997
     except for Note 14, as to
     which the date is February 26, 1997

                      AMERICAN INDUSTRIAL PROPERTIES REIT

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31,
                                                            -----------------------------------
                                                              1996         1995         1994
                                                            ---------    ---------    ---------
REVENUES
  Rents...................................................  $   8,592    $   8,676    $   8,397
  Tenant reimbursements...................................      2,728        2,734        2,683
  Interest income.........................................        158          369          146
                                                            ---------    ---------    ---------
                                                               11,478       11,779       11,226
                                                            ---------    ---------    ---------
EXPENSES
  Property operating expenses:
     Property taxes.......................................      1,421        1,397        1,421
     Property management fees.............................        430          428          442
     Utilities............................................        476          478          501
     General operating....................................        849          795          705
     Repairs and maintenance..............................        529          431          656
     Other property operating expenses....................        317          322          227
  Depreciation and amortization...........................      2,909        2,777        3,133
  Interest on 8.8% notes payable..........................      4,003        4,707        4,001
  Interest on mortgages payable...........................      1,898        1,778          850
  Amortization of original issue discount on Zero Coupon
     Notes due 1997.......................................         --           --          419
  Administrative expenses:
     Trust administration and overhead....................      1,830        1,424        1,505
     Litigation, refinancing and proxy costs..............      1,548          980        1,027
  Provision for possible losses on real estate............         --          600          650
                                                            ---------    ---------    ---------
                                                               16,210       16,117       15,537
                                                            ---------    ---------    ---------
  Loss from operations....................................     (4,732)      (4,338)      (4,311)
  Gain (loss) on sales of real estate.....................        177         (191)          --
                                                            ---------    ---------    ---------
  Loss before extraordinary items.........................     (4,555)      (4,529)      (4,311)
  Extraordinary gain (loss) on extinguishment of debt.....      5,810          (55)          --
  Extraordinary loss on partial in-substance defeasance of
     Zero Coupon Notes due 1997...........................         --           --         (344)
                                                            ---------    ---------    ---------
NET INCOME (LOSS).........................................  $   1,255    $  (4,584)   $  (4,655)
                                                            =========    =========    =========
PER SHARE DATA
  Loss from operations....................................  $   (0.52)   $   (0.48)   $   (0.47)
  Gain (loss) on sales of real estate.....................       0.02        (0.02)          --
  Extraordinary gain (loss) on extinguishment of debt.....       0.64        (0.01)          --
  Extraordinary loss on partial in-substance defeasance of
     Zero Coupon Notes due 1997...........................         --           --        (0.04)
                                                            ---------    ---------    ---------
  Net Income (Loss).......................................  $    0.14    $   (0.51)   $   (0.51)
                                                            =========    =========    =========
  Distributions Paid......................................  $    0.04    $    0.04    $    0.00
                                                            =========    =========    =========
  Weighted average shares outstanding.....................  9,108,241    9,075,400    9,075,400
                                                            =========    =========    =========

   The accompanying notes are an integral part of these financial statements.

                      AMERICAN INDUSTRIAL PROPERTIES REIT

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
                                      ASSETS
Real estate:
  Held for investment.......................................  $ 84,693    $ 97,091
  Held for sale.............................................     9,779       4,806
                                                              --------    --------
  Total real estate.........................................    94,472     101,897
  Accumulated depreciation..................................   (23,973)    (23,441)
                                                              --------    --------
  Net real estate...........................................    70,499      78,456
Cash and cash equivalents:
  Unrestricted..............................................     4,010       7,694
  Restricted................................................     1,366         659
                                                              --------    --------
  Total cash and cash equivalents...........................     5,376       8,353
Other assets, net...........................................     3,061       2,573
                                                              --------    --------
          Total Assets......................................  $ 78,936    $ 89,382
                                                              ========    ========

                       LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Mortgage notes payable....................................  $ 43,797    $ 17,576
  8.8% notes payable........................................     9,419      45,239
  Accrued interest..........................................       602       5,178
  Accounts payable, accrued expenses and other
     liabilities............................................     1,964       1,620
  Tenant security deposits..................................       471         521
                                                              --------    --------
          Total Liabilities.................................    56,253      70,134
                                                              --------    --------
Shareholders' Equity:
  Shares of beneficial interest, $0.10 par value; authorized
     10,000,000 Shares; issued and outstanding 10,000,000
     Shares at 1996 and 9,075,400 Shares at 1995............     1,000         908
  Additional paid-in capital................................   127,056     124,605
  Accumulated distributions.................................   (58,456)    (58,093)
  Accumulated loss from operations and extraordinary gains
     (losses)...............................................   (48,065)    (49,143)
  Accumulated net realized gain on sales of real estate.....     1,148         971
                                                              --------    --------
          Total Shareholders' Equity........................    22,683      19,248
                                                              --------    --------
          Total Liabilities and Shareholders' Equity........  $ 78,936    $ 89,382
                                                              ========    ========

   The accompanying notes are an integral part of these financial statements.

                      AMERICAN INDUSTRIAL PROPERTIES REIT

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                               SHARES OF BENEFICIAL
                                                     INTEREST          ADDITIONAL   RETAINED
                                               ---------------------    PAID-IN     EARNINGS
                                                 NUMBER      AMOUNT     CAPITAL     (DEFICIT)    TOTAL
                                               -----------   -------   ----------   ---------   -------
Balance at January 1, 1994...................    9,075,400    $  908    $124,605    $ (96,662)  $28,851
  Net loss...................................           --        --          --       (4,655)   (4,655)
                                                ----------    ------    --------    ---------   -------
Balance at December 31, 1994.................    9,075,400       908     124,605     (101,317)   24,196
  Net loss...................................           --        --          --       (4,584)   (4,584)
  Distributions to shareholders..............           --        --          --         (364)     (364)
                                                ----------    ------    --------    ---------   -------
Balance at December 31, 1995.................    9,075,400       908     124,605     (106,265)   19,248
  Issuance of additional shares..............      924,600        92       2,451           --     2,543
  Net income.................................           --        --          --        1,255     1,255
  Distributions to shareholders..............           --        --          --         (363)     (363)
                                                ----------    ------    --------    ---------   -------
Balance at December 31, 1996.................   10,000,000    $1,000    $127,056    $(105,373)  $22,683
                                                ==========    ======    ========    =========   =======

   The accompanying notes are an integral part of these financial statements.

                      AMERICAN INDUSTRIAL PROPERTIES REIT

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1995       1994
                                                              --------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $  1,255    $(4,584)   $(4,655)
  Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities:
     Extraordinary (gains) losses...........................    (5,810)        55        344
     (Gains) losses on real estate..........................      (177)       791        650
     Depreciation...........................................     2,577      2,479      2,622
     Amortization of deferred financing costs...............        70         70         --
     Other amortization.....................................       332        298        511
     Amortization of original issue discount................        --         --        419
     Changes in operating assets and liabilities:
       (Increase) decrease in other assets and restricted
          cash..............................................    (1,270)       126       (858)
       Increase (decrease) in accounts payable, other
          liabilities and tenant security deposits..........       351        (61)       373
     (Decrease) increase in accrued interest................    (2,986)     4,674         --
                                                              --------    -------    -------
          Net Cash (Used In) Provided By Operating
            Activities......................................    (5,658)     3,848       (594)
                                                              --------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net proceeds from sales of real estate....................     6,545      2,476         --
  Capitalized improvements and leasing commissions..........    (1,372)    (1,023)    (1,476)
  Acquisition of real estate................................        --     (1,309)        --
                                                              --------    -------    -------
          Net Cash Provided By (Used In) Investing
            Activities......................................     5,173        144     (1,476)
                                                              --------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal repayments on mortgage notes payable............   (31,832)    (2,798)    (1,283)
  Proceeds from mortgage financing..........................    26,453         --     14,500
  Proceeds from sale of common shares.......................     2,543         --         --
  Distributions to shareholders.............................      (363)      (364)        --
  Prepayment penalty on extinguishment of debt..............        --        (55)        --
  Partial in-substance defeasance of Zero Coupon Notes......        --         --     (3,106)
  Partial repurchase of Zero Coupon Notes...................        --         --     (2,241)
                                                              --------    -------    -------
          Net Cash (Used In) Provided By Financing
            Activities......................................    (3,199)    (3,217)     7,870
                                                              --------    -------    -------
          Net (Decrease) Increase in Unrestricted Cash and
            Cash Equivalents................................    (3,684)       775      5,800
Unrestricted Cash and Cash Equivalents at Beginning of
  Year......................................................     7,694      6,919      1,119
                                                              --------    -------    -------
Unrestricted Cash and Cash Equivalents at End of Year.......  $  4,010    $ 7,694    $ 6,919
                                                              ========    =======    =======
Cash Paid for Interest......................................  $  8,817    $ 1,741    $ 4,718
                                                              ========    =======    =======

   The accompanying notes are an integral part of these financial statements.

                      AMERICAN INDUSTRIAL PROPERTIES REIT
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996


NOTE 1  --  SIGNIFICANT ACCOUNTING POLICIES:

     General.

     American Industrial Properties REIT (the "Trust") is a self-administered Texas real estate investment trust which, as of December 31, 1996, owns and operates thirteen commercial real estate properties consisting of twelve industrial properties and one retail property. The Trust was formed September 26, 1985 and commenced operations on November 27, 1985. Pursuant to the Trust's 1993 Annual Meeting of Shareholders, amendments to the Trust's Declaration of Trust and Bylaws were approved which, among other things, changed the name of the Trust to American Industrial Properties REIT and converted the Trust from a finite life entity to a perpetual life entity.

     Principles of Consolidation.

     The consolidated financial statements of the Trust include the accounts of American Industrial Properties REIT and its wholly-owned subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation.

     Use of Estimates.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ significantly from such estimates and assumptions.

     Real Estate.

     The Trust carries its real estate held for investment at depreciated cost unless the asset is determined to be impaired. Real estate classified as held for sale is carried at the lower of depreciated cost or fair market value less costs to sell. In accordance with Statement of Financial Accounting Standards No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, issued in March 1995, the Trust records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the expected undiscounted cash flows estimated to be generated by those assets are less than the related carrying amounts. If an asset held for investment is determined to be impaired, the impairment would be measured based upon the excess of the asset's carrying value over the fair value. In addition, the Trust records impairment losses on assets held for sale when the estimated sales proceeds, after estimated selling costs, are less than the carrying value of the related asset (see Note 2).

     Property improvements are capitalized while maintenance and repairs are expensed as incurred. Depreciation of buildings and capital improvements is computed using the straight-line method over forty years. Depreciation of tenant improvements is computed using the straight-line method over ten years.

     Cash and Cash Equivalents.

     Cash equivalents include demand deposits and all highly liquid instruments purchased with an original maturity of three months or less. Restricted amounts reflect escrow deposits held by third parties for the payment of taxes and insurance and reserves held by third parties for property repairs or tenant improvements.

                      AMERICAN INDUSTRIAL PROPERTIES REIT
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Other Assets.

     Other assets primarily consists of deferred rent receivable, prepaid commissions and loan fees. Leasing commissions are capitalized and amortized on a straight line basis over the life of the lease. Loan fees are capitalized and amortized to interest expense on a level yield basis over the term of the related loan.

     Rents and Tenant Reimbursements.

     Rental income, including contractual rent increases or delayed rent starts, is recognized on a straight-line basis over the lease term. The Trust has recorded deferred rent receivable (representing the excess of rental revenue recognized on a straight line basis over actual rents received under the applicable lease provisions) of $599,000 and $810,000 at December 31, 1996 and 1995, respectively.

     Several tenants in the Trust's retail property are also required to pay as rent a percentage of their gross sales volume, to the extent such percentage rent exceeds their base rents. Such percentage rents amounted to $154,000, $269,000 and $245,000 for the years ended December 31, 1996, 1995, and 1994, respectively. In addition to paying base and percentage rents, most tenants are required to reimburse the Trust for operating expenses in excess of a negotiated base amount.

     Tamarac Square, the Trust's only retail property, has rental revenues in excess of 10% of the total revenues of the Trust. Rental revenues and tenant reimbursements from Tamarac totaled $3,308,000, $3,525,000, and $3,441,000 in 1996, 1995, and 1994, respectively.

     Income Tax Matters.

     The Trust operates as a real estate investment trust ("REIT") for federal income tax purposes. Under the REIT provisions, the Trust is required to distribute 95% of REIT taxable income and is allowed a deduction for dividends paid during the year. The Trust had a taxable loss in each of the years ending December 31, 1996, 1995, and 1994. Accordingly, no provision for income taxes has been reflected in the financial statements.

     The Trust has a net operating loss carryforward from 1996 and prior years of approximately $34,800,000. Subject to certain restrictions, the losses may be carried forward for up to 15 years. The present losses will expire beginning in the year 2004. Management intends to operate the Trust in such a manner as to continue to qualify as a REIT and to continue to distribute cash flow in excess of taxable income.

     Earnings and profits, which will determine the taxability of distributions to shareholders, will differ from that reported for financial reporting purposes due primarily to differences in the basis of the assets and the estimated useful lives used to compute depreciation.

     Concentrations.

     The Trust owns industrial properties in Baltimore, Dallas, Houston, Los Angeles, Milwaukee, and Minneapolis, and one retail property in Denver. The principal competitive factors in these markets are price, location, quality of space, and amenities. In each case, the Trust owns a small portion of the total similar space in the market and competes with owners of other space for tenants. Each of these markets is highly competitive, and other owners of property may have competitive advantages not available to the Trust. The Trust's retail property, Tamarac Square, represents approximately 29% of the rent and tenant reimbursement revenues for the year ended December 31, 1996, and approximately 41% of net real estate at December 31, 1996.

                      AMERICAN INDUSTRIAL PROPERTIES REIT
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Reclassification.

     Certain amounts in prior years financial statements have been reclassified to conform with the current year presentation.

NOTE 2  --  REAL ESTATE AND PROVISIONS FOR POSSIBLE LOSSES ON REAL ESTATE:

     At December 31, 1996 and 1995, real estate was comprised of the following:


                                             1996                 1995
                                         -----------          ------------
Held for investment:
     Land                                $15,149,000          $ 17,526,000
     Buildings and improvements           69,544,000            79,565,000
                                         -----------          ------------
                                          84,693,000            97,091,000
                                         -----------          ------------
Held for sale:
     Land                                  1,728,000               897,000
     Buildings and improvements            8,051,000             3,909,000
                                         -----------          ------------
                                           9,779,000             4,806,000
                                         -----------          ------------
Total                                    $94,472,000          $101,897,000
                                         ===========          ============


     During 1996, the Trust reclassified four properties from held for investment to held for sale in anticipation of the need to raise capital to complete the discounted purchase of certain indebtedness. Two of these properties were sold in the fourth quarter of 1996 for net proceeds of $6,545,000, resulting in a net gain of $177,000, and two remain classified as held for sale at December 31, 1996. The net operating income of the properties held for sale at December 31, 1996 was approximately $827,000 in 1996. During 1995, the Trust sold one industrial property for net proceeds of $2,476,000, resulting in a net loss of $191,000, and acquired a 72,000 square foot industrial distribution property in Arlington, Texas for total consideration of approximately $1,309,000. One property was classified as held for sale at December 31, 1995. This property, on which provisions for possible losses on real estate were recorded of $600,000 and $650,000 in 1995 and 1994, respectively, was reclassified to held for investment in 1996.

     If unforeseen factors should cause a reclassification of the Trust's real estate from held for investment to held for sale, significant adjustments to reduce the depreciated cost of the real estate to net realizable value could be required.

NOTE 3  --  MORTGAGES PAYABLE:

     At December 31, 1996, the Trust's properties were subject to liens securing mortgage notes payable totaling $43,797,000. Of this amount $1,927,000 represented a note with a variable interest rate of prime plus 2% (at December 31, 1996, the prime rate was 8.25%) and $41,870,000 represented notes with fixed interest rates ranging from 8.40% to 11.0%.

     Principal payments due during each of the next five years are as follows:
$675,000 in 1997, $2,632,000 in 1998, $1,973,000 in 1999, $818,000 in 2000,
$13,776,000 in 2001 and $23,923,000 thereafter.

     The Bylaws of the Trust, the settlement agreement relating to the 8.8% Notes Payable, and certain mortgages payable contain various borrowing restrictions and operating performance covenants. The Trust is in compliance with all such restrictions and covenants as of December 31, 1996.

                      AMERICAN INDUSTRIAL PROPERTIES REIT
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4  --  8.8% NOTES PAYABLE:

     In February 1992, the Trust issued $53,234,000 of unsecured notes payable due November 1997 (the "8.8% Notes Payable"), proceeds of which were used to retire certain other indebtedness. In May 1995, the Trust initiated litigation against the holder of these notes and elected not to make scheduled interest payments thereafter. In June 1995, the noteholder declared the entire principal amount and all accrued interest on the notes due and payable and, effective June 13, 1995, began accruing interest on the principal amount at the 11.7% default rate provided for in the Note Purchase Agreement.

     In May 1996, the Trust settled this litigation and, as a result, the notes became secured by first or second liens on various properties and by pledges of ownership interests in certain Trust entities owning properties. The Trust paid $5,200,000 to satisfy all accrued interest payable through April 12, 1996, allowing the Trust to recognize an extraordinary gain of $1,367,000 in the second quarter of 1996.

     As part of the settlement, the Trust obtained an option to pay the remaining $45,239,000 in outstanding principal indebtedness for $36,800,000 (the "Option Price"). As a result of a mortgage financing on nine properties and the sale of two other properties in the fourth quarter of 1996, the Trust made payments of $31,350,000 during 1996 on the Option Price, decreasing the remaining required payment under the option to $5,450,000. The Trust paid $250,000 to extend the date by which the Option Price must be paid to March 31, 1997. This amount reduced the principal amount outstanding on the 8.8% Notes Payable but did not reduce the Option Price. The principal amount of indebtedness outstanding on the 8.8% Notes Payable is $9,419,000. In connection with the settlement of the litigation and the terms of the option, the Trust recorded an extraordinary gain on extinguishment of debt of $1,367,000 in the second quarter of 1996 and $4,443,000 in the fourth quarter of 1996.

     In February 1997, the notes were sold to a major shareholder of the Trust (see Note 14).

NOTE 5  --  ZERO COUPON NOTES:

     As part of its original capitalization in 1985, the Trust issued $179,698,000 (face amount at maturity) of Zero Coupon Notes due 1997 (the "Notes"). These Notes, which were collateralized by first and second mortgage liens on each of the Trust's real estate properties, accreted at 12%, compounded semiannually. In 1991, the Trust began a program to retire the outstanding Notes, resulting in a reduction of the outstanding Notes to $19,491,000 (face amount at maturity) at December 31, 1993. On December 31, 1993, the Trust effected a partial in-substance defeasance on $12,696,000 (face amount at maturity) of the Notes and recorded an extraordinary loss of $2,530,000. In November 1994, the Trust completed a partial in-substance defeasance on $3,669,000 (face amount at maturity) of Notes and recorded an extraordinary loss of $344,000. In December 1994, the Trust purchased the remaining non-defeased Notes outstanding in the open market and submitted the Notes to the Trustee for cancellation. The legal defeasance of the Notes resulted in the release of the Zero Coupon Note mortgage liens which encumbered each of the Trust's properties.

     The accreted value of the Notes defeased at December 31, 1996 and 1995 was $14,725,000 and $13,104,000, respectively.

                      AMERICAN INDUSTRIAL PROPERTIES REIT
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6  --  ENVIRONMENTAL MATTERS:

     The Trust has been notified of the existence of limited underground petroleum based contamination at a portion of Tamarac Square, the Trust's Denver retail property. The source of the contamination is apparently related to underground storage tanks ("USTs") located on adjacent property. The owner of the adjacent property has agreed to remediate the property to comply with state standards and has indemnified the Trust against costs related to its sampling activity. The responsible party for the adjacent USTs has submitted a corrective Action Plan to the Colorado Department of Public Health and Environment. Implementation of the plan is ongoing. The responsible party is negotiating to obtain access agreements from impacted landowners, including the Trust.

     With the exception of Tamarac Square, the Trust has not been notified, and is not otherwise aware, of any material non-compliance, liability or claim relating to hazardous or toxic substances in connection with any of its properties.

NOTE 7  --  SHAREHOLDER TRANSACTIONS:

     In January 1996, the Trust filed a lawsuit in federal court in Dallas, Texas against a major shareholder of the Trust, alleging violations of federal and state securities laws. The defendants filed a counterclaim against the Trust and its Trust Managers and, in February 1996, another shareholder filed a claim against the Trust and its Trust Managers. The litigation related to these claims was consolidated in April 1996. In December 1996, a settlement of this litigation was approved by the Court. This settlement provided, among other things, that certain amendments to the Trust's Bylaws be made and that the Trust pay the shareholders a total of $955,000. Of this amount, $625,000 was paid by the Trust's directors and officers liability insurance.

     On November 25, 1996, USAA Real Estate Company ("USAA REALCO") entered into independently negotiated agreements to purchase an aggregate of 2,257,606 Shares from certain shareholders for $2.75 per share, pending approval of the settlement of the shareholder litigation discussed above. On December 19, 1996, the Trust sold 924,600 Shares, representing the remainder of its authorized Shares, to USAA REALCO for $2.75 per share, the same price at which USAA REALCO had independently agreed to purchase the Shares from other shareholders. On December 20, 1996, after approval of the settlement of the shareholder litigation, USAA REALCO closed the purchase of the 2,257,606 Shares, resulting in USAA REALCO's current ownership of 3,182,206 Shares, or 31.82% of the outstanding Shares of the Trust.

     On December 18, 1996, the Trust entered into an agreement with USAA REALCO contemplating the purchase by USAA REALCO of certain outstanding indebtedness of the Trust. This agreement set forth the modifications which would occur if USAA REALCO acquired the indebtedness, including the right to convert the principal amount of this indebtedness into Shares of the Trust at either $2.00 or $2.25 per share, depending upon the date of conversion. On February 26, 1997, USAA REALCO acquired this debt (see Note 14).

     The closing sale price of the Trust's Shares on the New York Stock Exchange on the above dates was as follows: $2.13 per share on November 25, 1996, $2.00 per share on December 18 and December 19, 1996, $1.88 per share on December 20, 1996, and $2.38 per share on February 26, 1997.

NOTE 8  --  LITIGATION:

     During 1996, the Trust concluded two significant litigation matters (see Notes 4 and 7). Although the Trust is not currently involved in any significant litigation, the Trust may, on occasion and in the normal course of business, be involved in legal actions relating to the ownership and operations of its properties. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a materially adverse effect on the consolidated financial position of the Trust.

                      AMERICAN INDUSTRIAL PROPERTIES REIT
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9  --  RETIREMENT AND PROFIT SHARING PLAN:

     During 1993, the Trust adopted a retirement and profit sharing plan which qualifies under section 401(k) of the Internal Revenue Code. All existing Trust employees at adoption and subsequent employees who have completed six months of service are eligible to participate in the plan. Subject to certain limitations, employees may contribute up to 15% of their salary. The Trust may make annual discretionary contributions to the plan. Contributions by the Trust related to the years ended December 31, 1996, 1995 and 1994 were $30,000, $25,000 and $20,000, respectively.

NOTE 10  --  OPERATING LEASES:

     The Trust's properties are leased to others under operating leases with expiration dates ranging from 1997 to 2011. Future minimum rentals on noncancellable tenant leases at December 31, 1996 are as follows:

      YEAR              AMOUNT
      ----              ------

      1997          $ 7,592,000
      1998            6,179,000
      1999            4,328,000
      2000            2,844,000
      2001            2,091,000
      Thereafter      2,217,000
                    -----------
                    $25,251,000
                    ===========

NOTE 11  --  DISTRIBUTIONS:

     The Trust's distributions of $363,000 ($0.04 per share) in 1996 and $364,000 ($0.04 per share) in 1995 represent a return of capital to shareholders (to the extent of the shareholder's basis in the Shares.) The Trust did not pay any distributions in 1994.

NOTE 12  --  PER SHARE DATA:

     Per share data is based on a weighted average number of Shares outstanding of 9,108,241 for the year ending December 31, 1996 and 9,075,400 or the years ended December 31, 1995 and 1994.

NOTE 13  --  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Accounts receivable, accounts payable and accrued expenses and other liabilities are carried at amounts that reasonably approximate their fair values. The fair values of the Trust's mortgage notes payable are estimated using discounted cash flow analyses, based on the Trust's incremental borrowing rates for similar types of borrowing arrangements. The carrying values of such mortgage notes payable reasonably approximate their fair values.

NOTE 14  --  SUBSEQUENT EVENT:

     On February 26, 1997, USAA REALCO, a shareholder owning 31.8% of the outstanding Shares in the Trust, purchased outstanding indebtedness of the Trust totaling $9,419,213 pursuant to an earlier agreement with the Trust (see
Note 7). USAA REALCO and the Trust then entered into an agreement modifying the terms of the indebtedness. The amount of the outstanding debt was reduced from $9,419,213 to $7,040,721, allowing the Trust to recognize an extraordinary gain on extinguishment of debt (including accrued interest) of $2,643,000 in the first quarter of 1997.

The Trust made an immediate principal reduction on the modified notes of $1,591,103, leaving an outstanding principal balance of $5,449,618.

                      AMERICAN INDUSTRIAL PROPERTIES REIT
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The terms of the modified notes provide for monthly payments of interest at 8.8% and an extension in the maturity date from March 31, 1997 to December 31, 2000. In addition, USAA REALCO has the option to convert the principal amount of the notes into Shares of the Trust at the conversion rate of $2.00 per share (if converted prior to December 31, 1997) or $2.25 per share (if converted between December 31, 1997 and December 31, 2000). In order for USAA REALCO to convert its debt into Shares, the shareholders must approve an increase in the authorized Shares of the Trust. An increase in the authorized Shares of the Trust requires approval by holders of two-thirds of the outstanding Shares. In addition, the shareholders must approve the right of USAA REALCO to convert its debt into Shares. The notes provide that if shareholder approval of this conversion right is not approved by June 30, 1997, interest on the debt will increase to the lesser of 18% or the highest lawful rate effective July 1, 1997 and the full principal amount will become due and payable on October 31, 1997. Management believes that the sale of one or more properties would be required to satisfy this obligation in the event the notes become due and payable.

     The Trust anticipates shareholder approval for this transaction will be received on or about June 30, 1997 and that USAA REALCO will convert the principal amount of the debt into Shares of the Trust soon thereafter. Therefore, the Trust currently anticipates it will reflect approximately $1,022,000, representing the difference between the market trading price of $2.38 per share on February 26, 1997 and the $2.00 conversion price, as interest expense between February 26, 1997 and June 30, 1997. The date of February 26, 1997 is used to measure market value as this is deemed to be the date of issuance of the modified note, which contains the convertibility option. This will result in additional interest expense of approximately $272,000 in the first quarter of 1997 and approximately $750,000 in the second quarter of 1997.

                                                                    SCHEDULE III

                      AMERICAN INDUSTRIAL PROPERTIES REIT

             CONSOLIDATED REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1996
                                    ($000'S)

                                                INITIAL COST
                               ENCUM-      ----------------------                                WRITEDOWNS
                               BRANCES               BUILDINGS &    CAPITALIZED                     AND
        DESCRIPTION          AT 12/31/96    LAND     IMPROVEMENTS   IMPROVEMENTS   RETIREMENTS   ALLOWANCES
        -----------          -----------   -------   ------------   ------------   -----------   ----------
INDUSTRIAL PROPERTIES:
TEXAS --
  Beltline Business Ctr....    $ 2,775     $ 1,303     $ 5,213        $   424         ($  5)      ($ 3,516)
  Commerce Park............      2,100       1,108       4,431            542                       (2,014)
  Gateway 5 & 6............      2,850         935       3,741            693                       (1,861)
  Northgate II.............      5,175       2,153       8,612            758                       (4,122)
  Northview................      2,194         658       2,631             38
  Plaza Southwest..........      3,375       1,312       5,248            979
  Westchase................      1,327         697       2,787            322           (74)        (1,158)
  Meridian.................      1,163         262       1,047
CALIFORNIA --
  Huntington Drive.........      4,575       1,559       6,237            731
MARYLAND --
  Patapsco.................      3,112       1,147       4,588            371                       (1,250)
MINNESOTA --
  Burnsville...............      1,927         761       3,045            443           (18)        (1,563)
WISCONSIN --
  Northwest Business
    Park...................      1,278       1,296       5,184            762          (131)
RETAIL PROPERTY:
COLORADO --
  Tamarac Square...........     11,946       6,799      27,194          4,383          (241)
TRUST HOME OFFICE..........                                                31
                               -------     -------     -------        -------         -----       --------
         TOTAL.............    $43,797     $19,990     $79,958        $10,477         ($469)      ($15,484)
                               =======     =======     =======        =======         =====       ========

                                           GROSS AMT. CARRIED
                                          AT DECEMBER 31, 1996
                             -----------------------------------------------
                                       BUILDINGS &              ACCUMULATED      DATE OF        DATE
        DESCRIPTION           LAND     IMPROVEMENTS    TOTAL    DEPRECIATION   CONSTRUCTION   ACQUIRED
        -----------          -------   ------------   -------   ------------   ------------   --------
INDUSTRIAL PROPERTIES:
TEXAS --
  Beltline Business Ctr....  $   600     $ 2,819      $ 3,419      $ 1,320       1984          1985
  Commerce Park............      705       3,362        4,067        1,214       1984          1985
  Gateway 5 & 6............      563       2,945        3,508        1,208      1984-85        1985
  Northgate II.............    1,329       6,072        7,401        2,365      1982-83        1985
  Northview................      658       2,669        3,327          215        980          1993
  Plaza Southwest..........    1,312       6,227        7,539        1,737      1970-74        1985
  Westchase................      465       2,109        2,574          773       1983          1985
  Meridian.................      262       1,047        1,309           35       1981          1995
CALIFORNIA --
  Huntington Drive.........    1,559       6,968        8,527        2,004      1984-85        1985
MARYLAND --
  Patapsco.................      897       3,959        4,856        1,155      1980-84        1985
MINNESOTA --
  Burnsville...............      432       2,236        2,668          941       1984          1986
WISCONSIN --
  Northwest Business
    Park...................    1,296       5,815        7,111        1,668      1983-86        1986
RETAIL PROPERTY:
COLORADO --
  Tamarac Square...........    6,799      31,336       38,135        9,307      1976-79        1985
TRUST HOME OFFICE..........                   31           31           31        N/A         various
                             -------     -------      -------      -------
         TOTAL.............  $16,877     $77,595      $94,472      $23,973
                             =======     =======      =======      =======

         The accompanying notes are an integral part of this schedule.

                     AMERICAN INDUSTRIAL PROPERTIES REIT
                            NOTES TO SCHEDULE III
                              DECEMBER 31, 1996
                                    ($000)

RECONCILIATION OF REAL ESTATE:


                                                     1996                 1995                  1994
                                                 -------------        -------------         -------------
Balance at beginning of year.................... $     101,897        $     103,843         $     103,710
   Additions during period:
   Improvements.................................           982                  752                 1,024
   Acquisitions.................................             -                1,309                     -
                                                 -------------        -------------         -------------
                                                       102,879              105,904               104,734
   Deductions during period:
   Dispositions.................................         8,407                3,402                     -
   Writedowns...................................             -                  600                   650
   Asset retirements............................             -                    5                   241
                                                 -------------        -------------         -------------

Balance at end of year.......................... $      94,472        $     101,897         $     103,843
                                                 =============        =============         =============

RECONCILIATION OF ACCUMULATED DEPRECIATION:

                                                     1996                 1995                 1994
                                                 -------------        -------------        -------------
Balance at beginning of year.................... $      23,441        $      21,859        $      19,315
   Additions during period:
   Depreciation expense for period..............         2,577                2,479                2,622
                                                 -------------        -------------        -------------
                                                        26,018               24,338               21,937
   Deductions during period:
   Accumulated depreciation of real estate
 sold...........................................         2,045                  897                    -
   Asset retirements............................             -                    -                   78
                                                 -------------        -------------        -------------

Balance at end of year.......................... $      23,973        $      23,441        $      21,859
                                                 =============        =============        =============


TAX BASIS:

The income tax basis of real estate, net of accumulated tax depreciation, is approximately $89,033 at December 31, 1996.


DEPRECIABLE LIFE:

Depreciation is provided by the straight-line method over the estimated useful lives which are as follows:


   Buildings and capital improvements .......................    40 years
   Tenant improvements ......................................    10 years


                     AMERICAN INDUSTRIAL PROPERTIES REIT
                    CONSOLIDATED STATEMENTS OF OPERATIONS
          (unaudited, in thousands except share and per share data)



                                                          Three Months Ended                         Six Months Ended
                                                                June 30,                                 June 30,
                                                   ----------------------------------           ----------------------------
                                                       1997                  1996                  1997              1996
                                                   ------------           -----------           ------------     -----------
REVENUES
     Rents                                         $      1,925           $     2,268           $      3,895     $     4,418
     Tenant reimbursements                                  659                   761                  1,326           1,428
     Interest income                                          2                    52                     31             139
                                                   ------------           -----------           ------------     -----------
                                                          2,586                 3,081                  5,252           5,985
                                                   ------------           -----------           ------------     -----------
EXPENSES
     Property operating expenses:
        Property taxes                                      332                   366                    687             742
        Property management fees                             96                   111                    194             217
        Utilities                                            86                   110                    183             217
        General operating                                   203                   191                    422             421
        Repairs and maintenance                              90                   116                    179             165
        Other property operating expenses                    98                    73                    176             145
     Depreciation and amortization                          697                   707                  1,390           1,408
     Interest on 8.8% notes payable                         495                 1,029                    885           2,349
     Interest on mortgages payable                          947                   403                  1,961             811
     Administrative expenses:
        Trust administration and overhead                   395                   333                    811             890
        Litigation and proxy costs                          201                   400                    437             888
                                                   ------------           -----------           ------------     -----------
                                                          3,640                 3,839                  7,325           8,253
                                                   ------------           -----------           ------------     -----------
     Loss from operations                                (1,054)                 (758)                (2,073)         (2,268)
     Extraordinary gain on
        extinguishment of debt                               --                 1,367                  2,643           1,367
     Gain on sale of real estate                             --                    --                    312              --
                                                   ------------           -----------           ------------     -----------
NET INCOME (LOSS)                                  $     (1,054)          $       609           $        882     $      (901)
                                                   ============           ===========           ============     ===========

PER SHARE DATA
     Loss from operations                          $      (0.11)          $     (0.08)          $      (0.20)    $     (0.25)
     Extraordinary gain on
        extinguishment of debt                               --                  0.15                   0.26            0.15
     Gain on sale of real estate                             --                    --                   0.03              --
                                                   ------------           -----------           ------------     -----------
     Net  Income (Loss)                            $      (0.11)          $      0.07           $       0.09     $     (0.10)
                                                   ============           ===========           ============     ===========
     Distributions Paid                            $         --           $      0.04           $         --     $      0.04
                                                   ============           ===========           ============     ===========
     Weighted average number of
        common shares outstanding                    10,000,000             9,075,400             10,000,000       9,075,400
                                                   ============           ===========           ============     ===========


  The accompanying notes are an integral part of these financial statements.

                     AMERICAN INDUSTRIAL PROPERTIES REIT
                         CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share data)




                                                                                 JUNE 30,            December 31,
                                                                                   1997                  1996
                                                                                 ---------           ------------
                                                                                        (unaudited)
                               ASSETS
Real estate:
     Held for investment                                                         $  92,074           $  84,693
     Held for sale                                                                      --               9,779
                                                                                 ---------           ---------
                                                                                    92,074              94,472
     Accumulated depreciation                                                      (24,249)            (23,973)
                                                                                 ---------           ---------
     Net real estate                                                                67,825              70,499
Cash and cash equivalents:
     Unrestricted                                                                    1,253               4,010
     Restricted                                                                      1,104               1,366
                                                                                 ---------           ---------
     Total cash and cash equivalents                                                 2,357               5,376
Other assets, net                                                                    3,103               3,061
                                                                                 ---------           ---------

     Total Assets                                                                $  73,285           $  78,936
                                                                                 =========           =========

                LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Mortgage notes payable                                                      $  41,547           $  43,797
     8.8% notes payable                                                              5,450               9,419
     Accrued interest                                                                  973                 602
     Accounts payable, accrued expenses and other liabilities                        1,286               1,964
     Tenant security deposits                                                          464                 471
                                                                                 ---------           ---------
          Total Liabilities                                                         49,720              56,253
                                                                                 ---------           ---------

Shareholders' Equity:
     Preferred shares, $0.10 par value; 50,000,000 shares
        authorized; none issued or outstanding                                          --                  --
     Shares of beneficial interest, $0.10 par value; 500,000,000 Shares
          authorized; 10,000,000 Shares issued and outstanding                       1,000               1,000
     Additional paid-in capital                                                    127,056             127,056
     Accumulated distributions                                                     (58,456)            (58,456)
     Accumulated loss from operations and extraordinary
          gains (losses)                                                           (47,495)            (48,065)
     Accumulated net realized gain on sales of real estate                           1,460               1,148
                                                                                 ---------           ---------
          Total Shareholders' Equity                                                23,565              22,683
                                                                                 ---------           ---------

          Total Liabilities and Shareholders' Equity                             $  73,285           $  78,936
                                                                                 =========           =========





  The accompanying notes are an integral part of these financial statements.

                      AMERICAN INDUSTRIAL PROPERTIES REIT
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (unaudited, in thousands)



                                                                                   SIX MONTHS ENDED
                                                                                       JUNE 30,
                                                                                -------------------------
                                                                                  1997              1996
                                                                                -------           -------
CASH FLOWS FROM OPERATING ACTIVITIES:

     Net income (loss)                                                          $   882           $  (901)

     Adjustments to reconcile net income (loss) to net cash
               used in operating activities:
          Extraordinary gain on extinguishment of debt                           (2,643)           (1,367)

          Gain on sale of real estate                                              (312)               --

          Depreciation                                                            1,218             1,244

          Amortization of deferred financing costs                                   98                36

          Other amortization                                                        172               164

          Changes in operating assets and liabilities:

               Decrease (increase) in other assets and restricted cash               57              (141)

               Decrease in accounts payable, other
                    liabilities and tenant security deposits                       (623)             (186)

               Increase (decrease) in accrued interest                              636            (3,294)
                                                                                -------           -------

Net Cash Used In Operating Activities                                              (515)           (4,445)
                                                                                -------           -------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capitalized improvements and leasing commissions                              (430)             (618)
     Net proceeds from sales of real estate                                       2,029                --
                                                                                -------           -------

Net Cash Provided By (Used In) Investing Activities                               1,599              (618)
                                                                                -------           -------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Principal repayments on mortgage notes payable                              (3,841)             (113)
     Distributions to shareholders                                                   --              (363)
                                                                                -------           -------

Net Cash Used In Financing Activities                                            (3,841)             (476)
                                                                                -------           -------

Net Decrease in Unrestricted Cash and Cash Equivalents                           (2,757)           (5,539)

Unrestricted Cash and Cash Equivalents at Beginning of Period                     4,010             7,694
                                                                                -------           -------

Unrestricted Cash and Cash Equivalents at End of Period                         $ 1,253           $ 2,155
                                                                                =======           =======


Cash Paid for Interest                                                          $ 2,112           $ 6,454
                                                                                =======           =======




  The accompanying notes are an integral part of these financial statements.

                     AMERICAN INDUSTRIAL PROPERTIES REIT
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JUNE 30, 1997
                                 (unaudited)




NOTE 1 - BASIS OF PRESENTATION

         The accompanying consolidated financial statements are presented in accordance with the requirements of Form 10-Q and consequently do not include all of the disclosures required by generally accepted accounting principles or those contained in the Trust's Annual Report on Form 10-K. Accordingly, these financial statements should be read in conjunction with the audited financial statements of the Trust for the year ended December 31, 1996, included in the Trust's Annual Report on Form 10-K.

         The financial information included herein has been prepared in accordance with the Trust's customary accounting practices and has not been audited. In the opinion of management, the information presented reflects all adjustments necessary for a fair presentation of interim results. All such adjustments are of a normal and recurring nature.

         Certain amounts in prior year financial statements have been reclassified to conform with the current year presentation.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

         Principles of Consolidation. The consolidated financial statements of the Trust include the accounts of American Industrial Properties REIT and its wholly-owned subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation.

         Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ significantly from such estimates and assumptions.


         Real Estate. The Trust carries its real estate held for investment at depreciated cost unless the asset is determined to be impaired. Real estate classified as held for sale is carried at the lower of depreciated cost or fair market value less costs to sell. In accordance with Statement of Financial Accounting Standards No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Trust records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the expected undiscounted cash flows estimated to be generated by those assets are less than the related carrying amounts. If an asset held for investment is determined to be impaired,

                     AMERICAN INDUSTRIAL PROPERTIES REIT
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JUNE 30, 1997
                                 (unaudited)





         the impairment would be measured based upon the excess of the asset's carrying value over the fair value. In addition, the Trust records impairment losses on assets held for sale when the estimated sales proceeds, after estimated selling costs, is less than the carrying value of the related asset. At June 30, 1997, all of the Trust's properties were classified as held for investment. Should unforeseen factors cause certain properties to be reclassified to held for sale, significant adjustments to reduce the net book value of such properties could be required.


         Property improvements are capitalized while maintenance and repairs are expensed as incurred. Depreciation of buildings and capital improvements is computed using the straight-line method over forty years. Depreciation of tenant improvements is computed using the straight-line method over ten years.


         Other Assets. Other assets consists primarily of deferred rent receivable, prepaid leasing commissions and loan fees. Deferred rent receivable arises as the Trust recognizes rental income, including contractual rent increases or delayed rent starts, on a straight-line basis over the lease term. The Trust has recorded deferred rent receivable of $553,000 and $599,000 at June 30, 1997 and December 31, 1996, respectively. Leasing commissions are capitalized and amortized on a straight-line basis over the life of the lease. Loan fees are capitalized and amortized to interest expense on a level yield basis over the term of the related loan.

         Income Taxes. The Trust operates as a real estate investment trust ("REIT") for federal income tax purposes. Under the REIT provisions, the Trust is required to distribute 95% of REIT taxable income and is allowed a deduction for dividends paid during the year. No provisions for Federal income taxes have been required or recorded to date.

         Earnings per share. Earnings per share is computed based upon the weighted average number of common shares outstanding. The computation of earnings per share does not include common share equivalents as the inclusion of such does not result in dilution (based upon application of the "treasury stock" method) or, in periods where there is a net loss, is anti-dilutive.

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("Statement 128"). Statement 128 specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. Management believes that adoption of Statement 128 will not have a material effect on the Trust's earnings per share.

         Share Compensation. The Trust accounts for its share compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and intends to continue to do so. See Note 5 for a discussion of the Trust's share compensation arrangements.

                     AMERICAN INDUSTRIAL PROPERTIES REIT
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JUNE 30, 1997
                                 (unaudited)




NOTE 3 - ZERO COUPON NOTES


         In December 1993 and November 1994, the Trust deposited United States Government investment securities into an irrevocable trust to complete in-substance defeasance of certain of its Zero Coupon Notes due November 1997. The debt, which aggregated $15,606,000 at June 30, 1997, was accounted for as if extinguished in December 1993 and November 1994. The funds in the trust, which will be used solely to satisfy the principal and interest of the defeased debt, will be sufficient to satisfy all future debt service requirements for the defeased debt instruments.


NOTE 4 - SHAREHOLDER TRANSACTIONS

         On February 26, 1997, USAA Real Estate Company ("REALCO"), the owner at that time of approximately 31.8% of the Trust's outstanding Shares of Beneficial Interest (the "Shares"), purchased outstanding indebtedness of the Trust totaling $9,419,213. Pursuant to an earlier agreement with the Trust, the notes were then modified by REALCO to, among other things, reduce the principal amount of these notes from $9,419,213 to $7,040,721, resulting in an extraordinary gain on extinguishment of debt (including certain accrued interest) to the Trust of $2,643,000. At the time the notes were modified, the Trust made a principal payment of $1,591,103, reducing the outstanding principal amount to $5,449,618. According to the modification terms, interest continues to accrue at 8.8%, payable monthly, and the maturity of the notes is extended from March 31, 1997 to December 31, 2000. Pursuant to shareholder approval on June 30, 1997, REALCO has the option to convert the principal amount of the notes into Shares of the Trust at the conversion rate of $2.00 per share (if converted prior to December 31, 1997) or $2.25 per share (if converted between December 31, 1997 and December 31, 2000). The Trust currently expects REALCO to elect this conversion in the fourth quarter of 1997. As a result, the Trust will reflect approximately $1,022,000, based upon the difference between the market trading price of $2.38 per share on February 26, 1997 and the $2.00 conversion price, as interest expense between February 26, 1997 and September 30, 1997. The date of February 26, 1997 is used to measure market value as this is deemed to be the date of issuance of the modified note, which contains the convertibility option. Based upon these assumptions, the Trust recorded additional interest expense of $375,000 in the second quarter of 1997 ($647,000 for the six months ended June 30, 1997) and expects to record the remaining $375,000 in interest expense in the third quarter of 1997.

         On June 30, 1997, the shareholders of the Trust approved an increase in the authorized number of shares of beneficial interest from 10,000,000 to 500,000,000 and approved the authorization of 50,000,000 preferred shares. The preferences or rights of the preferred shares, which have a par value per share of $0.10, will be set as such shares are issued.

NOTE 5 - INCENTIVE COMPENSATION

         On June 30, 1997, the shareholders of the Trust approved an Employee and Trust Manager Incentive Share Plan (the "Plan"). The Plan, which is to be administered by the Compensation Committee of the Board of Trust Managers (the "Committee"), reserves a total of 800,000 common shares for issuance under the Plan pursuant to the exercise of incentive and non-qualified share options and the grant of restricted share awards. On June 30, 1997, the Committee awarded a total of 625,000 options to management with an exercise price of $3.00 (the closing trading price of common shares on June 30, 1997), an expiration date of June 30, 2007, and vesting of 20% annually, beginning on June 30, 1997. As provided in the Plan, the Committee also awarded 10,000 options to each Trust Manager with an exercise price of $3.00, an expiration date of June 30, 2007, and immediate vesting.

                      AMERICAN INDUSTRIAL PROPERTIES REIT
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1997
                                  (unaudited)

         The Trust has elected to follow APB 25 and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under Statement 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Trust's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.


NOTE 6 - SUBSEQUENT EVENTS

         In July 1997, the Trust sold a total of 7,167,418 Shares to clients and affiliates of Morgan Stanley Asset Management, Inc. (collectively "MSAM"). Pursuant to an earlier agreement, the Shares were issued at $2.45 per Share, generating total proceeds of $17,560,176. Also in July 1997, the Trust sold to certain clients of ABKB/LaSalle Securities Limited Partnership and LaSalle Advisors Limited Partnership (collectively, "ABKB") a total of 6,122,449 Shares at $2.45 per Share for total proceeds of $15,000,000. The agreement with MSAM allows them to purchase an additional 995,847 Shares at $2.45 per Share. In connection with these transactions, the Board of Trust Managers was expanded from five to eight members, with two MSAM representatives and one ABKB representative appointed as Trust Managers.

         On July 7, 1997, the Trust signed definitive merger agreements with USAA Real Estate Income Investments I, A California Limited Partnership, USAA Real Estate Income Investments II Limited Partnership, a Texas limited partnership, USAA Income Properties III Limited Partnership, a Delaware limited partnership, and USAA Income Properties IV Limited Partnership, a Delaware limited partnership (collectively, the "RELPs") pursuant to which the RELPs will be merged into the Trust (the "Merger"). If the Merger is accomplished, the Trust will acquire nine real estate properties consisting of three office buildings totaling 550,000 square feet, two industrial properties totaling 320,000 square feet, three office/research and development properties totaling 156,000 square feet, and one retail property totaling 77,000 square feet. In addition, the Trust will acquire a 55.84% joint venture interest in a 291,000 square foot office property. The agreed value of the interests in these properties, including assumption of $31,704,000 in related debt, is $89,622,000. Pursuant to the terms of the agreements, the Trust will issue an aggregate of 22,064,147 shares of beneficial interest at $2.625 per share (for a total value of $57,918,385) to the limited partners in the RELPs in exchange for their limited partnership interests in the RELPs. The Merger, which has been approved by the Trust's Board of Trust Managers and the Board of Directors of each of the general partners of the RELPs, is subject to due diligence by both parties and certain other conditions, including approval by the shareholders of the Trust and the limited partners of each of the RELPs.

P R O X Y

                     AMERICAN INDUSTRIAL PROPERTIES REIT
                   ANNUAL MEETING TO BE HELD OCTOBER 15, 1997

           THIS PROXY IS SOLICITED ON BEHALF OF THE TRUST MANAGERS OF
                      AMERICAN INDUSTRIAL PROPERTIES REIT

         The undersigned hereby appoints Charles W. Wolcott and Marc A. Simpson, and each of them, jointly and severally, as Proxies, each with full power of substitution, to vote all of the undersigned's common shares of beneficial interest in the Trust, held of record on September 12, 1997, at the Annual Meeting of Shareholders or at any postponements or adjournments thereof, on the proposals set forth on the reverse side, as directed.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE       [SEE REVERSE SIDE]

|X| Please mark votes as in this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTION MADE BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE THROUGH FIVE. THE PROXIES WILL VOTE WITH RESPECT TO THE SIXTH PROPOSAL ACCORDING TO THEIR BEST JUDGMENT.


1.       Election of Trust Managers.
         Nominees: Theodore R. Bigman, William H. Bricker, T. Patrick Duncan, Robert E. Giles, Edward B. Kelley, Stanley J. Kraska, Jr., Russell C. Platt, Charles W. Wolcott

         |_|  FOR all Nominees          |_|     WITHHELD
                                                FROM ALL NOMINEES

             ----------------------------------------------------
             For all nominees except as noted above

         |_|    MARK HERE FOR ADDRESS
                CHANGE AND NOTE BELOW

2.Approval of a one for five reverse share split.

         |_|  FOR      |_| AGAINST       |_| ABSTAIN

3. Approval of the amendment to the Employee and Trust Manager Incentive Share Plan increasing the number of Common Shares authorized for issuance under the Plan to an amount equal to 10% of the Trust's outstanding Common Shares on a fully-diluted basis.

         |_|  FOR      |_| AGAINST       |_| ABSTAIN

4. Ratification of selection of Ernst & Young LLP as independent auditors.

         |_|  FOR      |_| AGAINST       |_| ABSTAIN

5. Postponement or adjournment of the Annual Meeting for the solicitation of additional votes, if necessary.

         |_|  FOR      |_| AGAINST       |_| ABSTAIN

6. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

By signing and returning this Proxy, the undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement delivered herewith.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED PRE-PAID ENVELOPE OR DELIVER TO: Boston EquiServe, Proxy Services, 150 Royall Street, Canton, MA 02021-1031, M/S 45-01-02.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


   Signature:                                     Date:
             ------------------------------------      ---------------------

   Signature:                                     Date:
             ------------------------------------      ---------------------